    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 1999

                                                      REGISTRATION NO. 333-82581
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 4
                                       TO


                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                             S.M.A. REAL TIME INC.
       (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

                NEW YORK                                    7812                                   13-3724883
       (STATE OR JURISDICTION OF                (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
             INCORPORATION)                      CLASSIFICATION CODE NUMBER                  IDENTIFICATION NUMBER)

                            ------------------------

                     100 AVENUE OF THE AMERICAS, 10TH FLOOR
                            NEW YORK, NEW YORK 10013
                                 (212) 226-7474
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES
                        AND PRINCIPAL PLACE OF BUSINESS)
                            ------------------------

                        MICHAEL J. MORRISSEY, PRESIDENT
                     100 AVENUE OF THE AMERICAS, 10TH FLOOR
                            NEW YORK, NEW YORK 10013
                                 (212) 226-7474
              (ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

                     STEPHEN M. ROBINSON                                           LAWRENCE B. FISHER, ESQ.
                  STEPHEN M. ROBINSON, P.A.                                  ORRICK, HERRINGTON & SUTCLIFFE LLP
                      172 TUCKERTON ROAD                                               666 FIFTH AVENUE
                  MEDFORD, NEW JERSEY 08055                                        NEW YORK, NEW YORK 10103
                       (856) 596-5530                                                   (212) 506-5000
                      (856) 596-3340 FAX                                              (212) 506-5151 FAX

                            ------------------------

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

SUBJECT TO COMPLETION, DATED OCTOBER 12, 1999.


                                2,000,000 SHARES

                             S.M.A. REAL TIME INC.

                                  COMMON STOCK

                            ------------------------

     This is an initial public offering of 2,000,000 shares of common stock of S.M.A. Real Time Inc. We anticipate that the initial public offering price will be between $8.00 and $10.00 per share.

     Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the American Stock Exchange under the symbol "VTV."

     PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                     PER SHARE                   TOTAL
Initial public offering price...............................             $                         $
Underwriting discounts and commissions......................             $                         $
Proceeds, before expenses, to SMA...........................             $                         $

                            ------------------------

     We have granted the underwriters the right to purchase up to 300,000 additional shares at the initial public offering price minus the underwriting discount, to cover any over-allotments.

     Delivery of the shares of common stock will be made on or about
         , 1999. The underwriters are offering the shares of common stock on a firm commitment basis.

                            ------------------------

                             DIRKS & COMPANY, INC.

                    PROSPECTUS DATED                 , 1999.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                      [This page intentionally left blank]

                               TABLE OF CONTENTS

Prospectus Summary..........................................................................................     4
Risk Factors................................................................................................     6
Cautionary Note Regarding Forward-Looking Statements........................................................     9
Use of Proceeds.............................................................................................     9
Dividend Policy.............................................................................................    10
Capitalization..............................................................................................    10
Dilution....................................................................................................    11
Selected Financial Information..............................................................................    12
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................    13
Business....................................................................................................    19
Management..................................................................................................    27
Certain Transactions........................................................................................    33
Principal Stockholders......................................................................................    36
Description of Securities...................................................................................    37
Shares Eligible for Future Sale.............................................................................    38
Underwriting................................................................................................    39
Legal Matters...............................................................................................    41
Experts.....................................................................................................    41
Financial Statements........................................................................................   F-1

                               PROSPECTUS SUMMARY

     You should read the following summary together with more detailed information and SMA's combined financial statements and the notes to those statements appearing elsewhere in this prospectus.

OUR BUSINESS

     SMA is video and film studio that combines traditional video and film production techniques with state of the art technology and expertise to offer virtual and digital production and post-production services.

     We use animation equipment, digital equipment, film cameras, infrared tracking, pattern recognition, super computers and video cameras. In combination with our experienced staff, they form the basis for us to offer the following services:

o Location production
o Film to video transfer
o Studio/stage production
o Computer animation
o Virtual production
o Graphic design services

o Blue/green screen effects production
o On-line editing
o Motion control production
o Videotape duplication services
o Computer program/database creation

OUR OFFICES

     Our executive offices, virtual studio and production facilities are located at 100 Avenue of the Americas, New York, New York 10013; our telephone number is
(212) 226-7474; and our web site can be accessed at www.smavid.com. Information contained in our web site is not part of this prospectus.

                                  THE OFFERING

Common stock offered by us................  2,000,000 shares

Common stock to be outstanding after this
  offering................................  5,700,000 shares, assuming the underwriters do not exercise their over-allotment option

Use of proceeds...........................  o Expansion and improvements to facilities and other capital expenditures;

                                            o Expansion of internal operations;

                                            o Sales and marketing expenditures;

                                            o Repayment of promissory notes; and

                                            o Working capital and general corporate purposes

Proposed Amex symbol......................  "VTV"

     Except as noted, all of the information in this prospectus assumes that neither the warrants that we will issue to the representative of the underwriters or the underwriter's over-allotment option are exercised, and does not reflect the issuance of any of our 500,000 shares of common stock available for future grants pursuant to our 1999 stock incentive plan.

                             SUMMARY FINANCIAL DATA

     You should read the following summary financial data together with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this prospectus.

                                                               YEAR ENDED              NINE MONTHS ENDED
                                                             SEPTEMBER 30,                  JUNE 30,
                                                        ------------------------    ------------------------
                                                           1997          1998          1998          1999
                                                        ----------    ----------    ----------    ----------
                                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.............................................   $5,850,308    $6,469,142    $4,895,985    $5,407,482
Cost of revenues.....................................    3,628,295     4,044,591     3,066,416     3,702,220
                                                        ----------    ----------    ----------    ----------
Gross margin.........................................    2,222,013     2,424,551     1,829,569     1,705,262
Selling, general and administrative..................    1,652,506     1,611,515     1,226,958     1,320,344
                                                        ----------    ----------    ----------    ----------
Income from operations...............................      569,507       813,036       602,611       384,918
                                                        ----------    ----------    ----------    ----------
Interest expense, net of interest income.............      540,795       509,513       385,403       310,146
Amortization of deferred financing costs.............           --            --            --       345,556
Other expense........................................        5,432         2,219           959           512
                                                        ----------    ----------    ----------    ----------
Total other expenses.................................      546,227       511,732       386,362       656,214
                                                        ----------    ----------    ----------    ----------
Income (loss) before income taxes....................       23,280       301,304       216,249      (271,296)
Provision for (recovery of) income taxes.............        7,998       142,000        97,500      (122,083)
                                                        ----------    ----------    ----------    ----------
Net income (loss)....................................   $   15,282    $  159,304    $  118,749    $ (149,213)
                                                        ----------    ----------    ----------    ----------
                                                        ----------    ----------    ----------    ----------
Basic and diluted earnings (loss) per share..........   $      .01    $      .05    $      .03    $     (.04)
                                                        ----------    ----------    ----------    ----------
                                                        ----------    ----------    ----------    ----------
Shares used in basic and diluted earnings (loss) per
  share..............................................    3,490,000     3,490,000     3,490,000     3,513,333
                                                        ----------    ----------    ----------    ----------
                                                        ----------    ----------    ----------    ----------

     The pro forma balance sheet below, as of June 30, 1999, has been adjusted to reflect the sale of common stock offered at an assumed initial public offering price of $9.00 per share, representing the mid point of the filing range, and the receipt of the estimated net proceeds.


                                                                      AS OF            AS OF JUNE 30, 1999
                                                                   SEPTEMBER 30,    --------------------------
                                                                       1998           ACTUAL        PRO FORMA
                                                                   -------------    -----------    -----------
                                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Total working capital (deficit).................................    $(1,282,117)    $(1,625,260)   $13,476,090
Total assets....................................................    $ 6,162,661     $ 7,502,650    $21,008,206
Total liabilities...............................................    $ 4,888,100     $ 4,902,302    $ 3,932,419
Total stockholders' equity......................................    $ 1,274,561     $ 2,600,348    $17,075,787

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors before investing in our common stock.

BECAUSE WE PLAN TO EXPAND OUR FACILITIES, INTERNAL OPERATIONS AND OUR SALES AND MARKETING EFFORTS, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR CONTINUE TO ACHIEVE PROFITABILITY.

     We expect that our sales and marketing, product development and administrative expenses will increase in the future and, as a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown in recent quarters, we cannot assure you that we will achieve sufficient revenues for profitability. To stay profitable, we must, among other things:

     o successfully develop and deliver new products and services;

     o respond quickly and effectively to competitive, market and technological developments;

     o expand sales and marketing operations;

     o broaden production and post-production capabilities;

     o retain and attract highly qualified employees;

     o improve customer support; and

     o control expenses.

If revenues grow slower than we anticipate, or operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations, and financial condition will be materially and adversely affected.

WE ARE CURRENTLY DEPENDENT UPON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR REVENUES.

     Our largest customer, ABC News, accounted for approximately 13% and 11% of our revenues in fiscal year 1998 and 1997. We do not have a contract with this customer. In fiscal 1998, our five largest customers, ABC News, Berwyn Editorial, Inc., Orbital Power & Light, Inc., Progressive Image Group, Inc. and Shoot First Editorial, accounted for 32% of our revenues. In fiscal 1997, our five largest customers, ABC News, Berwyn Editorial, Inc., Girialdi Suarez Productions, Inc., Lost Planet Editorial, Inc. and Progressive Image Group, Inc. accounted for 38% of our revenues. For the nine months ended June 30, 1999, ABC News and the Children's Television Workshop accounted for approximately 24% of our revenue. For the nine months ended June 30, 1998, ABC News accounted for approximately 13% of our revenues. The loss of these customers would likely have a material adverse effect on our business, financial condition and results of operations.

     Our business and financial condition would be materially adversely affected if we do not attain substantial additional business from these customers, or if we lose the business of any of these customers, and if we fail to attain substantial additional business from other customers.

     o technical difficulties with respect to the use of our services;

     o management of our growth; and

     o general economic conditions.

WE CURRENTLY HAVE NO SALES AND MARKETING EMPLOYEES AND WILL NEED TO ESTABLISH AN IN HOUSE MARKETING AND SALES STAFF IN ORDER TO INCREASE OUR CUSTOMER BASE.

     Currently we have no sales and marketing employees and have obtained work through recommendations by existing clients, the use of demo-reels and limited participation in trade shows rather than extensive marketing campaigns. Following the completion of this offering, we intend to hire an in-house sales and marketing staff, but our efforts to develop a sufficient sales and marketing group may be inadequate. Our inability to develop a sufficient sales and marketing group would have a negative effect on our ability to increase and better penetrate our customer base.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS WHICH COULD RESULT IN US NEEDING TO RAISE ADDITION CAPITAL IN THE FUTURE CAUSING OUR STOCKHOLDERS DILUTION OR THE CURTAILMENT OF OUR BUSINESS PLAN.

     Based on our current operating plan, we anticipate that the net proceeds of this offering and cash provided by operations will allow us to meet our cash requirements for at least the 12 months following the date of this prospectus. We may require additional funding sooner than anticipated. In addition, unplanned acquisition and development opportunities and other contingencies may arise, which could require us to raise additional capital. We cannot be certain that additional financing will be available on commercially reasonable terms, if at all. If we raise additional capital through the sale of equity, including preferred stock or convertible debt securities, the percentage ownership of our then existing stockholders will be diluted.

OUR MANAGEMENT WILL CONTROL 50.17% OF OUR COMMON STOCK AFTER THIS OFFERING AND AS A RESULT, YOU MAY HAVE NO EFFECTIVE VOICE IN OUR MANAGEMENT.

     The interests of our management could conflict with the interests of our other stockholders. Following this offering, our executive officers and directors will beneficially own a total of approximately 50.17%, and 47.66% if the underwriter's over-allotment option is exercised in full, of our outstanding common stock. Accordingly, if they act together, they will have the power to control the election of all of our directors and the approval of actions for which the approval of our shareholders is required. If you purchase shares of our common stock, you may have no effective voice in our management.

WE DEPEND ON THE EXPERIENCE AND CONTACTS OF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, MR. MORRISSEY, AND THE TECHNOLOGICAL AND DESIGN EXPERTISE OF OUR VICE PRESIDENT, MR. SATIN.

     We believe the efforts of our executive officers, Michael Morrissey, our president and chief executive officer, and David Satin, our executive vice-president, are essential to our operations and growth. Mr. Morrissey has 22 years experience in the production and post-production business, and has significant personal contacts with many of our existing clients. Mr. Satin has been principally responsible for the technological aspects of our business, including the design of many of our essential systems. The loss of either Mr. Morrissey and his experience in our business as well as his personal contacts, or Mr. Satin and his technological and design expertise in our operating systems, would have a material adverse effect on our business. We maintain key-man life insurance on the lives of both Mr. Morrissey and Mr. Satin, each policy in the amount of $500,000. However, the proceeds of such insurance have been assigned to Citibank, N.A. as collateral for obligations owed to Citibank, N.A. We have made application to obtain additional life insurance policies of $1,500,000 on the lives of Mr. Morrissey and Mr. Satin. Mr. Morrissey and
Mr. Satin have also personally guaranteed approximately 27 capital leases and various bank loans.

COMPETITION FOR EXPERIENCED PERSONNEL IN OUR INDUSTRY IS HIGHLY COMPETITIVE AND IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO RECRUIT ADDITIONAL PERSONNEL, OUR BUSINESS MAY SUFFER.

     In addition to our senior management personnel, we are dependent upon several key employees with artistic talent and graphics expertise, namely Leslie Rudner, our chief engineer; Todd Ruff, our director of graphics; Jim Suhre, our virtual set designer and 3D graphics designer; and Eli Friedman, our senior colorist. Our success is dependent upon our ability to retain our key employees and to attract, assimilate and retain other highly qualified employees. If we do not succeed in retaining or motivating our current personnel or in hiring additional qualified employees, our business will be adversely affected and our services will be impaired. Competition for personnel in our industry, particularly those with expertise, is intense, and we do not know if we will be able to attract and retain the necessary personnel. In addition, we do not have employment agreements with all of our key personnel.

THE REPRESENTATIVE OF THE UNDERWRITERS WILL CONTINUE TO HAVE INFLUENCE OVER US, INCLUDING THE OWNERSHIP OF OUR SECURITIES AND THE RIGHT TO DESIGNATE AN INDIVIDUAL TO OUR BOARD OF DIRECTORS, FOLLOWING THE COMPLETION OF THIS OFFERING.


     Dirks & Company, the representative of the underwriters, has been given the right, for a period of five years from the completion of this offering, to designate a person to our board of directors. Upon completion of this offering, the representative will also receive, for nominal consideration, warrants to purchase 200,000 shares of our common stock. Accordingly, the representative will continue to have influence over our operations following the completion of this offering.


OUR FAILURE TO PROTECT OUR PROPRIETARY RIGHTS COULD IMPAIR OUR COMPETITIVE POSITION AND PROTECTION OF OUR INTELLECTUAL PROPERTY RIGHTS MAY RESULT IN COSTLY LITIGATION.

     We regard our trade secrets and similar intellectual property as important to our success. However, our efforts to establish and protect our proprietary rights may be inadequate to prevent misappropriation or infringement of our proprietary property. We need to safeguard our intellectual property rights, in order to safeguard our name and goodwill. We do not know if third parties will bring claims of copyright or trademark infringement against us or claim that our use of certain technologies violates a patent. Further, do not know if third parties will claim that we misappropriated their creative ideas or formats or otherwise infringed on their proprietary rights in connection with the content we have or will create. Any claims of infringement, with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies or methods, any of which could damage our business and financial condition.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, our beliefs and assumptions. Words including "may," "could," "would," "will," "anticipates," "expects," "intends," "plans," "projects," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus.

     We caution you not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We are not obligated to update these statements or publicly release the result of any revisions to them to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds of approximately $15,415,000 from our sale of the 2.0 million shares of common stock offered hereby, assuming an initial public offering price of $9.00, the mid-point of the filing range. If the underwriters exercise their over-allotment option in full, we will receive net proceeds of approximately $17,811,000. That amount is after deducting estimated underwriting discounts and commissions and after fees and expenses of approximately $560,000 payable by us.



                                                                                  NET PROCEEDS    PERCENT OF TOTAL
                                                                                  ------------    ----------------
Expansion and improvements to facilities.......................................   $  8,450,000           54.8%
Expansion of internal operations...............................................      1,650,000           10.7%
Sales and marketing expenditures...............................................      2,600,000           16.9%
Repayment of promissory notes..................................................        735,000            4.8%
Working capital and general corporate purposes.................................      1,980,000           12.8%
                                                                                  ------------         ------
  Total........................................................................     15,415,000          100.0%
                                                                                  ------------         ------
                                                                                  ------------         ------


     Expansion and improvements to facilities. We intend to design, purchase and install high definition television and data equipment, a new motion picture lab, a new HDTV virtual studio, and a digital audio mixing and design studio which we intend to locate in approximately 50,000 square feet of space in Manhattan which we intend to rent and fit out for these purposes. We are negotiating for sufficient additional space in the 100 Avenue of the Americas building where our corporate headquarters are located. If this negotiation is not successful, we will continue our efforts to locate space as close to our offices as feasible.

     Expansion of internal operations. We intend to create a new division which will focus upon developing content. Although we have experience developing content, this development was primarily in response to requests from our customers, and the material we produced was generally the property of our customers. The new division will develop an inventory of content which will be our property, not only for the purpose of permitting us to more readily respond to the requests from broadcast, theatrical and Internet customers for programming, but also for the purpose of producing our own television shows and motion pictures. Furthermore, we intend to repackage existing programming, which we intend to purchase, into new shows.

     Sales and marketing expenditures. We intend to create a new sales and marketing division with additional sales and marketing staff, and to increase advertising and trade show related activities. We intend that this staff will consist of a director of marketing who will supervise three to four sales people who will promote our new services to existing clients and the full range of our services to potential clients under the one-stop-shop umbrella.

     Repayment of promissory notes. We intend to repay $700,000 of promissory notes, issued during May 1999 plus accrued interest at 10% per annum of approximately $35,000.

     Working capital and general corporate purposes. Working capital may be used, among other things, to pay salaries and wages, professional fees, rent and other operating expenses.

     We anticipate that the net proceeds from this offering and cash provided by operations will be sufficient to fund our operations and cash requirements for at least the 12 months following the date of this prospectus. We cannot assure you, however, that such funds will not be expended earlier due to unanticipated changes in economic conditions or other circumstances that we cannot foresee. In the event our plans or assumptions change or prove to be inaccurate, we might seek additional financing sooner than currently anticipated. Any net proceeds from the sale of the underwriter's over-allotment option will be allocated to working capital and general corporate purposes.

     The proposed allocation of the net proceeds represents our management's best estimate of and the current intentions concerning the expected use of funds to finance our activities in accordance with our management's current objectives and market conditions. Our management and board of directors may allocate the funds in significantly different proportions, depending on their needs at the time. Pending application of the net proceeds in the manner mentioned above, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash or stock dividends on our capital stock. We presently intend to reinvest earnings to fund the development and expansion of our business and, therefore, do not anticipate paying cash dividends on our common stock in the foreseeable future. The declaration of dividends will be at the discretion of our board of directors and will depend upon our earnings, capital requirements and financial position, general economic conditions and other pertinent factors.

                                 CAPITALIZATION

     The following table sets forth our:

     o actual capitalization as of June 30, 1999;

     o pro forma capitalization as of June 30, 1999 which gives effect to the sale of 2,000,000 shares of common stock in this offering at an assumed initial public offering price of $9.00 per share, representing the mid point of the filing range, after deducting estimated underwriting discounts, the underwriter's non-accountable expense allowance and estimated offering expenses, and the application of the net proceeds which includes the repayment of the face amount of the promissory notes issued in the May 1999 private placement of $700,000. Pro forma retained earnings reflects the amortization of the remaining deferred financing costs of $1,209,444, net of an estimated tax benefit limited to the deferred tax liability at June 30, 1999 of $269,883.

     This table should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.


                                                                                         AS OF JUNE 30, 1999
                                                                                      --------------------------
                                                                                        ACTUAL        PRO FORMA
                                                                                      -----------    -----------
                                                                                      (UNAUDITED)
Notes payable and capital lease obligations, less current maturities...............   $ 1,455,342    $ 1,455,342
                                                                                      -----------    -----------
Promissory notes--private placement................................................   $   700,000    $        --
                                                                                      -----------    -----------
Stockholders' equity:
Preferred stock--$.0001 par value; (10,000,000 shares authorized and -0- shares
  outstanding at June 30, 1999)....................................................   $        --    $        --
Common stock--$.0001 par value; 50,000,000 shares authorized; 3,700,000 shares
  outstanding, actual; and 5,700,000 shares outstanding, pro forma.................           370            570
Additional paid-in capital.........................................................     1,515,390     16,930,190
Retained earnings..................................................................     1,084,588        145,027
                                                                                      -----------    -----------
  Total stockholders' equity.......................................................   $ 2,600,348    $17,075,787
                                                                                      -----------    -----------
  Total capitalization.............................................................   $ 4,755,690    $18,216,129
                                                                                      -----------    -----------
                                                                                      -----------    -----------

     The preceding table excludes:

     o 300,000 shares issuable upon exercise of the underwriter's over allotment option;

     o 200,000 shares issuable upon exercise of the representative's warrants;
       and

     o 500,000 shares reserved for issuance under our 1999 stock incentive plan.

                                    DILUTION

     As of June 30, 1999, our net tangible book value was $1,155,274, or approximately $.31 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock issued and outstanding.


     After giving effect to the sale of the 2,000,000 shares of common stock offered, and after deducting estimated underwriting discounts and offering expenses, our pro forma net tangible book value at June 30, 1999 would have been $17,075,787, or $3.00 per share of common stock. This represents an immediate increase in net tangible book value of $2.69 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $6.00 per share of common stock, or approximately 67%, to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share of common stock......................            $9.00
Net tangible book value per share prior to the offering..............................   $0.31
Increase in net tangible book value per share attributable to the offering...........    2.69
                                                                                        -----
Pro forma net tangible book value per share after the offering.......................             3.00
                                                                                                 -----
Dilution of net tangible book value per share to investors in the offering...........            $6.00
                                                                                                 -----
                                                                                                 -----



     If the over-allotment option is exercised in full, our pro forma net tangible book value after the offering would have been $19,472,037, or $3.25 per share of common stock. This represents an immediate increase in net tangible book value of $2.94 per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $5.75 per share of common stock, or approximately 64%, to new investors.


     The following table summarizes on a pro forma basis, as of June 30, 1999, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders of common stock and the investors in the offering, assuming the sale of the 2,000,000 shares offered by this prospectus, assuming an initial public offering price of $9.00 per share. The calculations are based upon total consideration given by new investors and existing stockholders before any deduction of underwriting discounts and offering expenses payable by us.

                                            SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                          --------------------    ----------------------     PRICE
                                           NUMBER      PERCENT      AMOUNT       PERCENT    PER SHARE
                                          ---------    -------    -----------    -------    ---------
Existing stockholders..................   3,700,000       65%     $    40,760        .2%      $ .01
New investors..........................   2,000,000       35%      18,000,000      99.8%      $9.00
                                          ---------      ---      -----------     -----
     Total.............................   5,700,000      100%     $18,040,760       100%
                                          ---------      ---      -----------     -----
                                          ---------      ---      -----------     -----

                         SELECTED FINANCIAL INFORMATION

     The historical selected financial data as of September 30, 1998 and for the years ended September 30, 1997 and 1998 are derived from and should be read in conjunction with our audited financial statements and accompanying notes included elsewhere in the prospectus. The historical selected financial data as of June 30, 1999 and for the nine months ended June 30, 1998 and 1999 are derived from and should be read in conjunction with our unaudited financial statements included elsewhere in the prospectus. In the opinion of management, the unaudited financial statements include all material adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the period. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes appearing elsewhere in the prospectus.

     Shares of common stock outstanding have been restated to reflect the stock splits and other reorganization transactions described in Note 10 to the accompanying financial statements.

     The pro forma balance sheet below, as of June 30, 1999, has been adjusted to reflect the sale of common stock offered at an assumed initial public offering price of $9.00 per share, representing the mid point of the filing range, and the receipt and application of the estimated net proceeds.

                                                               YEAR ENDED              NINE MONTHS ENDED
                                                             SEPTEMBER 30,                 JUNE 30,
                                                        ------------------------    ------------------------
                                                           1997          1998          1998          1999
                                                        ----------    ----------    ----------    ----------
                                                                                          (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues.............................................   $5,850,308    $6,469,142    $4,895,985    $5,407,482
Cost of revenues.....................................    3,628,295     4,044,591     3,066,416     3,702,220
                                                        ----------    ----------    ----------    ----------
Gross margin.........................................    2,222,013     2,424,551     1,829,569     1,705,262
Selling, general and administrative..................    1,652,506     1,611,515     1,226,958     1,320,344
                                                        ----------    ----------    ----------    ----------
Income from operations...............................      569,507       813,036       602,611       384,918
                                                        ----------    ----------    ----------    ----------
Interest expense, net of interest income.............      540,795       509,513       385,403       310,146
Amortization of deferred financing costs.............           --            --            --       345,556
Other expense........................................        5,432         2,219           959           512
                                                        ----------    ----------    ----------    ----------
Total other expenses.................................      546,227       511,732       386,362       656,214
                                                        ----------    ----------    ----------    ----------
Income (loss) before income taxes....................       23,280       301,304       216,249      (271,296)
Provision for (recovery of) income taxes.............        7,998       142,000        97,500      (122,083)
                                                        ----------    ----------    ----------    ----------
Net income (loss)....................................   $   15,282    $  159,304    $  118,749    $ (149,213)
                                                        ----------    ----------    ----------    ----------
                                                        ----------    ----------    ----------    ----------
Basic and diluted earnings (loss) per share..........   $      .01    $      .05    $      .03    $     (.04)
                                                        ----------    ----------    ----------    ----------
                                                        ----------    ----------    ----------    ----------
Shares used in basic and diluted earnings (loss) per
  share..............................................    3,490,000     3,490,000     3,490,000     3,513,333
                                                        ----------    ----------    ----------    ----------
                                                        ----------    ----------    ----------    ----------


                                                                      AS OF
                                                                   SEPTEMBER 30,       AS OF JUNE 30, 1999
                                                                       1998         --------------------------
                                                                                      ACTUAL        PRO FORMA
                                                                   -------------    -----------    -----------
                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Total working capital (deficit).................................    $(1,282,117)    $(1,625,260)   $13,791,090
Total assets....................................................    $ 6,162,661     $ 7,502,650    $21,008,206
Total liabilities...............................................    $ 4,888,100     $ 4,902,302    $ 3,932,419
Total stockholders' equity......................................    $ 1,274,561     $ 2,600,348    $17,075,787

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following management's discussion and analysis of the financial condition and results of operations should be read in conjunction with our financial statements and the accompanying notes appearing elsewhere in this prospectus. In addition to historical information, this management discussion and analysis of financial condition and results of operations contain forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors, including those set forth under "Risk Factors" and in other parts of this prospectus.

OVERVIEW

     Revenues are generated at our video and film studios, where we provide a wide range of production and post-production services to companies that produce commercials, television programs, music videos and feature films.

     We combine traditional video and film production techniques with state of the art technology and expertise in the fields of virtual and digital production. Our services include

     o studio production,

     o film to video transfer,

     o creation of high-end computer visual effects (computer animation),

     o on-line editing and

     o videotape duplication services. Most of our services are performed at our headquarters in lower Manhattan, New York.

     Our two largest customers, ABC News and the Children's Television Workshop, accounted for 24% of our revenues for the nine month period ended June 30, 1999. ABC News accounted for 13% of our revenues for the nine month period ended
June 30, 1998. For the fiscal years ended September 30, 1998 and 1997, ABC News accounted for 13% and 11% of revenues. We anticipate that ABC News and the Children's Television Workshop will continue to account for a significant portion of our revenues in the future.

     Over the last 14 years, we have invested significant resources and capital in the acquisition of new equipment and the design and construction of our studios. Our goal is to be the leading production and post-production studio for all types of media including film, internet and television. To that end, we intend to continue to allocate a major portion of our capital to technological development.

RESULTS OF OPERATIONS

COMPARISON OF NINE MONTHS ENDED JUNE 30, 1999 TO NINE MONTHS ENDED JUNE 30, 1998

     Revenues. Revenues increased to approximately $5,407,000 for the nine months ended June 30, 1999 from approximately $4,896,000 for the nine months ended June 30, 1998. The increase of $511,000, or 10%, was primarily due to an increase in revenue from virtual studio production services. For the nine months ended June 30, 1999, post production revenue and virtual studio and other production revenue accounted for approximately 62% and 31% of revenue, respectively. For the nine months ended June 30, 1998, post production revenue and virtual studio and other production revenue accounted for approximately 71% and 20% of revenue, respectively.

     Cost of revenues. Cost of revenues consist primarily of facility and production costs, production salaries, depreciation expense, outside contracting services and supplies. Cost of revenues increased to approximately $3,702,000, or 68% of revenues, for the nine months ended June 30, 1999 from approximately $3,066,000, or 63% of revenues, for the nine months ended June 30, 1998. The increase of $636,000, or 21%, was primarily due to the 10% increase in revenues during the period and an increase in labor costs related to a joint venture, Flicker FX at

SMA LLC, entered into in November 1998 to provide production of television, film and multimedia graphics products. For the nine months ended June 30, 1999, depreciation and amortization, salaries, and contract labor accounted for approximately 24%, 22% and 11% of revenues, respectively. For the nine months ended June 30, 1998, depreciation and amortization, salaries and contract labor accounted for approximately 26%, 24% and 4% of revenues, respectively. We expect our cost of revenues to continue to increase in dollar amount while declining as a percentage of revenues as Flicker expands its customer base and from increases in revenues from our higher margin virtual studio services.

     Gross margin. Gross margin decreased approximately $125,000, or 7%, to approximately $1,705,000 for the nine months ended June 30, 1999 from approximately $1,830,000 for the nine months ended June 30, 1998. As a percentage of revenues, gross margin was approximately 32% and approximately 37% for the nine months ended June 30, 1999 and 1998, respectively. The primary reason for the decrease was an increase in fixed labor costs related to the Flicker joint venture.

     Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of salaries, employee benefits, rent and utilities. Selling, general and administrative expenses increased to approximately $1,320,000, approximately $93,000, or 8%, for the nine months ended June 30, 1999 from approximately $1,227,000 for the nine months ended
June 30, 1998. As a percentage of revenues, selling, general and administrative expenses was 24% for the nine months ended June 30, 1999 as compared to 25.0% for the nine months ended June 30, 1998. The increase consisted primarily of increases in health insurance and professional fees of $38,000 and $79,000, respectively, in the same periods. These increases are related to the Flicker joint venture. We anticipate that we will incur significant increases in selling, general and administrative expenses as we continue to hire personnel and incur various expenses related to the growth of our business and operations.

     Interest expense, net of interest income. Interest expense includes interest income from our cash balances and interest expense related to our financing obligations including bank loans and capital leases. Interest expense, net of interest income decreased to approximately $310,000 for the nine months ended June 30, 1999 from approximately $385,000 for the nine months ended
June 30, 1998. The decrease of approximately $75,000, or 20%, is attributable to the repayment of principal portions of capital leases and long term debt.

     Amortization of deferred financing costs. Amortization of deferred financing cost consist of (i) a non-cash cost valued at $1,470,000, attributable to the issuance of 210,000 shares of common stock in connection with a Private Placement completed in May of 1999 and (ii) expenses related to such financing approximating $80,000. The deferred financing costs are being amortized over the nine-month period commencing May 1, 1999. Amortization of the deferred financing costs for the period ended June 30, 1999 was $345,556. The unamortized deferred financing costs at June 30, 1999 approximates $1,209,000 and will be charged to operations over the earlier of the effective date of the closing of an initial public offering of the Company's securities or the period ending February 1, 2000.

     Net income. Net income was approximately $118,000 for the nine months ended June 30, 1998 as compared to a net loss of $149,000 for the nine months ended June 30, 1999. The decrease was due primarily to the loss of approximately $170,000 from the Flicker joint venture and a non-cash charge to earnings of approximately $346,000 from the amortization of the deferred financing costs. Our fourth quarter ended September 30, 1999 is expected to result in a net loss due to the amortization of the deferred financing costs.

COMPARISON OF FISCAL YEAR ENDED SEPTEMBER 30, 1998 TO FISCAL YEAR ENDED SEPTEMBER 30, 1997

     Revenues. Revenues increased to approximately $6,469,000 for fiscal 1998 from approximately $5,850,000 for fiscal 1997. The increase of $619,000, or 10.6%, was primarily due to an increase in revenues from the virtual studio production services of approximately $407,000. For fiscal 1998, post production revenues and virtual studio and other production revenues accounted for approximately 75.4% and 22.2% of revenues, respectively. For fiscal 1997, post production revenues and virtual studio and other production revenues accounted for approximately 77.1%, and 15.6% of revenues, respectively.

     Cost of revenues. Cost of revenues increased to approximately $4,045,000, or 62.5% of revenues, for fiscal 1998 from approximately $3,628,000, or 62.0% of revenues, for fiscal 1997. The increase of $417,000, or 11.5%, was primarily due to an increase in depreciation and amortization, salaries and wages and contract labor with an offsetting decrease in facility and production costs. For fiscal 1998, depreciation and amortization, salaries and contract labor accounted for approximately 26.2%, 24.5% and 4.0% of revenues, respectively. For fiscal 1997, depreciation and amortization, salaries and contract labor accounted for approximately 23.0%, 25.7% and 3.4% of revenues, respectively.

     Gross margin. Gross margin for fiscal 1998 increased approximately $203,000, or 9.1%, to approximately $2,425,000 from approximately $2,222,000 for fiscal 1997. As a percentage of revenues, gross margin was 37.5 % and 38.0% for fiscal 1998 and 1997, respectively. The primary reason for the increase in gross margin was due to an increase in virtual studio production revenue offset by an increase in depreciation expense.

     Selling, general and administrative expenses. Selling, general and administrative expenses for fiscal 1998 decreased $41,000, or 2.5%, to approximately $1,612,000 from approximately $1,653,000 for fiscal 1997. As a percentage of revenues, such expenses decreased to 24.9% for fiscal 1998 as compared to 28.2% for fiscal 1997. The decrease consisted primarily of decreases in utilities costs, office expenses and bad debts aggregating approximately $27,000.

     Interest expense, net of interest income. Interest expense, net of interest income for fiscal 1998, decreased 5.8% to approximately $510,000 compared to approximately $541,000 for fiscal 1997. The decrease of approximately $31,000, or 5.7%, is attributable to the repayment of principal portions of capital leases and long-term debt.

     Net income. Net income increased from approximately $15,000 for the fiscal year ended September 30, 1997 to approximately $159,000 for the fiscal year ended September 30, 1998 due primarily to an increase in virtual studio production revenue and related gross margin contributions.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations through bank debt, capital lease financing arrangements and from a $700,000 private placement completed in May, 1999. As of June 30, 1999, we had approximately $509,000 in cash.

     Net cash provided by operating activities. Net cash provided by operating activities decreased to approximately $1,365,000 for the nine months ended
June 30, 1999 from approximately $1,452,000 for the nine months ended June 30, 1998. The decrease was primarily due to the decrease in net income and an increase in accounts receivable and prepaid expenses offset by an increase in accounts payable. For the year ended September 30, 1998, our net cash provided by operating activities increased to approximately $1,866,000 from approximately $1,260,000 for the year ended September 30, 1997. The increase was primarily due to an increase in net income of approximately $144,000 and an increase in depreciation expense for the year ended September 30, 1998 of approximately $345,000.

     Net cash used in investing activities. Cash flows used in investing activities decreased to approximately $114,000 for the nine months ended
June 30, 1999 from approximately $118,000 for the nine months ended June 30, 1998. Cash flows used in investing activities decreased primarily because of an increase in proceeds received from the sale of equipment in the nine months ended June 30, 1999 as compared to the nine months ended June 30, 1998. Cash flows used in investing activities increased to approximately $174,000 for fiscal 1998 from approximately $148,000 for fiscal 1997. The increase was primarily due to an increase in purchases of property and equipment and a decrease in proceeds from disposals for the year ended September 30, 1998. During these periods, most of our new equipment acquisitions were pursuant to capital lease transactions requiring a minimal initial outlay of cash.

     Net cash used in financing activities. Cash flows used in financing activities decreased from approximately $1,167,000 for the nine months ended June 30, 1998 to $864,000 for the nine months ended June 30, 1999. The decrease was primarily due to the receipt of $700,000 of gross proceeds from the completion of a private placement in May of 1999 offset by a reduction in proceeds received from the line of credit of approximately $28,000 and costs incurred in connection with this offering and the private placement offering of approximately $316,000. Net cash used in financing activities increased during fiscal 1998 to approximately $1,570,000 from approximately $1,150,000 in fiscal 1997. The increase was primarily due to an increase in repayments of term loans of approximately $85,000 and an increase in repayments of principal under capital lease obligations of approximately $345,000.

     As explained in Note 5 to the accompanying financial statements, we had a $250,000 revolving line of credit with a bank, of which $223,000 was outstanding, as of June 30, 1999, three-term loans, with total outstanding balances of $113,000, as of June 30, 1999, and various obligations under twenty-four capital leases, which aggregate $2,999,000, as of June 30, 1999. The indebtedness outstanding under the revolving line of credit and term loans are collateralized by all of our assets. The obligations under capital leases are collateralized by the underlying equipment for each loan. Substantially all of our obligations are personally guaranteed by our two principal shareholders.

     In May 1999, we completed a private placement whereby we sold seven units for aggregate gross proceeds of $700,000. Each unit consists of:

          (a) a $100,000 promissory note bearing interest at 10% per annum, payable the earlier of nine months from the issuance date, or upon closing of this offering; and

          (b) 30,000 shares of our common stock. The 210,000 shares of common stock issued in connection with this financing were valued at $1,475,000 and have been reflected on our June 30, 1999 balance sheet as an increase to non-current assets entitled deferred financing costs and an increase to common stock for $21 and an increase to additional paid-in capital of $1,474,979. Such deferred financing costs are being amortized as interest expense over the nine-month term of the notes commencing May 1, 1999.

     Costs incurred in connection with the private placement include a $70,000 fee to the placement agent and approximately $10,000 in legal fees.

     In November 1998, we entered into a joint venture agreement with an unrelated corporation and organized Flicker FX at SMA, LLC to provide the production of television, film and multimedia graphics products. The agreement provides for, among other things:

          (a) that until the joint venture achieves sufficient revenues to fund its operations, we shall contribute start-up capital funds and guaranteed annual salaries and benefits aggregating $550,000, of which $50,000 is to be compensation to each of our two principal shareholders;

          (b) use of our equipment and facilities; and

          (c) that the operating profits, as defined, shall be allocated 60% to us. The agreement also provides that we may terminate the agreement in the event that the joint venture does not achieve certain defined financial goals as of the first anniversary date of the agreement.

     In May 1999, we entered into five-year employment agreements with our two principal shareholders, which commence upon the closing of this offering. Each employment agreement provides for, among other things, a base salary of $250,000 per year and annual increases for costs of living.

     In addition, in May 1999, we also entered into employment contracts with two of our key technicians, one for a five-year term providing for a base salary of $175,000 per year and a second contract for a three-year term providing for a base salary of $230,000 per year.

     In May 1999, we entered into a six-month consulting agreement with an unrelated individual to assist us in our sales and marketing efforts in the area of digital audio. The agreement commences on June 1, 1999 and provides for minimum payments aggregating $140,000 through November 30, 1999 and commissions based on new clients and new business generated during the term of the agreement and for the five-year period thereafter.

     In July 1999, we entered into an agreement with a consultant providing for the supervision of the design, construction and operation of an audio post production facility. The agreement provides for weekly payments of $2,500 beginning July 15, 1999 until completion and reimbursement of expenses. Upon completion of the facility, it is agreed that the consultant performing the services will enter into an employment agreement with us at terms to be then determined.

     Our capital requirements have grown since our inception consistently with the growth of our operations and staffing. We expect our capital requirements to continue to increase in the future in order to maintain our state of the art facility and to remain a competitive force in this industry. We intend to use approximately $8,450,000 of the net proceeds from this initial public offering for expansion and improvements to our facilities and purchase of related equipment. We believe that the cash flow from operations, combined with our borrowing capabilities and the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the twelve month-period following this offering.

RECENTLY ISSUED ACCOUNTING STANDARDS

     Effective October 1, 1997, we adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from non-owner sources. Adoption of SFAS No. 130 did not have a material effect on our financial position or net income.

     Effective October 1, 1997, we adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 did not have a material effect on our financial position or net income.

     Effective October 1, 1997, we adopted American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition." SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements, such as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The adoption of SOP 97-2 did not have an effect on our financial position or net income.

     Effective December 29, 1997, we adopted Statement of Financial Accounting Standards (SFAS) No. 132, "Employers' Disclosures About Pensions and Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits. The Statement addresses disclosure only. It does not address liability measurement or expense recognition. There was no effect on our financial position or net income as a result of adopting SFAS No.132.

     In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which revises the accounting for software development costs and will require the capitalization of certain costs. The adoption of SOP 98-1 did not have an effect on our financial position or net income.

YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

  State of readiness

     We have made an assessment of our Year 2000 readiness of our operating, financial and administrative systems, including the hardware and software that support our systems. Our assessment consisted of:

          o quality assurance testing of our internally developed proprietary software and hardware;

          o contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our products and services;

          o contacting vendors of third-party systems;

          o assessing repair or replacement requirements;

          o implementing repair or replacement; and

          o creating contingency plans in the event of Year 2000 failures.

     We have confirmed our Year 2000 compliance by obtaining representations by third party vendors of their products' Year 2000 compliance, as well as specific testing of our products.

  Costs

     We have not incurred significant costs to date complying with Year 2000 requirements and we do not believe that we will incur significant costs for these purposes in the foreseeable future. However, should products or systems maintained by third parties or our products and systems fail to be Year 2000 compliant, despite the representations of third parties and the testing of our products, we could incur significant expenses to remedy any problems. Such expenses could have a material adverse effect on our business, results of operations and financial condition.

  Risks

     Our failure to identify and correct a Year 2000 problem could result in an interruption of normal business activities and operations. Although there is an inherent uncertainty in the Year 2000 issue, we believe the impact on our business will not be material. Most of the equipment involved in delivering our product to our clients does not make use of date information at all. We believe our greatest risk to be suppliers and utilities whose Year 2000 programs are outside of our control. A disruption caused by a utility or supplier whose systems are not compliant may have a direct and negative effect on our business.

  Contingency plan

     We make use of redundancy as part of our general business model in order to provide the best and most reliable service to our clients as possible. We believe this model will continue to serve us in reducing business risks associated with the Year 2000 problem. We have identified alternate sources for critical supplies where alternate sources exist and we have created a task force led by our chief technical and financial personnel to address any Year 2000 issues as they arise. We will continue to develop a contingency plan throughout the first three quarters of 1999, and expect to be fully compliant at such time.

                                    BUSINESS

OVERVIEW

     SMA is a video and film studio that offers virtual and digital production and post-production services to (a) advertising agencies, (b) creative editorial companies, (c) Fortune 500 companies, (d) freelance producers, (e) Internet producers, (f) movie studios, (g) production companies, (h) television networks, and (i) television producers.

CORPORATE BACKGROUND

     We began business in 1985 under the name SMA Video, Inc. S.M.A. Real Time Inc. was formed as a New York corporation in May 1993 to be the operating company for parts of our business. In April 1999, two corporate subsidiaries, Fly Films, Inc. and SMA Visual Effects Corp. were merged into SMA Video, Inc. and SMA Video became a wholly-owned subsidiary of S.M.A. Real Time Inc. All references to "S.M.A. Real Time Inc.," "we," "our," or "us" include the operations of SMA Video, Inc. and its predecessor entities.

SERVICES

     Location production. Location production involves the transportation of equipment, crew, talent, clients and support facilities to an indoor or outdoor location for the purpose of using the location as part of a production. All of the elements required for a production need to be on-site and available while shooting. Our role in this process is multifaceted. We generally arrange for transportation for the crew and talent and provide lighting, grip (the rigging apparatus for lights and scenery), electrical generators, camera supplies and other support facilities such as catering, wardrobe, makeup trailers, and rest rooms. We are also responsible for the shooting.

     We believe location production often presents unique challenges and requires a balance between creative and logistical concerns. For example, we took over an entire MCI Facility in Phoenix, Arizona while working on a production for an MCI advertising campaign. Prior to filming, the MCI facility had to be made "camera ready." Fourteen days were required to modify this facility for the shoot. We installed lighting grids and trusses and arranged for additional air conditioning and power. Transporting lighting and grip equipment alone required three 48-foot trailers. Throughout the preparation, shoot and clean-up, we were responsible for providing three meals a day for over 300 people, and accommodations and amenities for 120 crew people. We were responsible for a scene that required a snowstorm that extend over the entire 50,000 square feet facility. After the shoot, we spent five days restoring the facility to its original condition.

     Studio/stage production. Studio/stage production takes place in a film or television studio/stage. Stages and studios are production-friendly environments equipped with the electrical, air-conditioning and technical requirements for production. Most of the lighting and grip equipment required for production is on site as well as support areas for production departments. Additional equipment and support is readily available.

     The major expense of stage production is set creation. Set designers and construction crews generally have a limited amount of time to construct a realistic-looking environment in what is essentially a bare space. Complex sets usually are built first on construction stages, and when completed, are broken down and reconstructed on the shooting stage. We have the ability to construct sets.

     Set construction, from design to completion, generally takes a week to 30 days. After the set is in place, crews install lighting and prepare the set for production followed by the actual shooting. Upon completion of shooting, the set is broken down, and all lights are taken from the lighting grid and returned. Rentals of props and equipment are sorted and returned to the vendors. In our experience, this process may involve as many as 25 to 30 separate deliveries.

     A recent example of our studio/stage production work is our current production of Elmo's World, for the Children's Television Workshop. This shoot required a television facility including a

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
studio equipped with a video control room, engineering support and cameras. Since we own the majority of the equipment necessary for this production, we rented a regular stage and installed the components required for the production. Our contract with the Children's Television Workshop dated April 15, 1999 is for production and post-production of up to ten segments of Elmo's World. Our work on Elmo's World includes:

          o computer graphics;

          o imaging;

          o real time animation process;

          o all color correction;

          o compositing;

          o rotoscoping; and

          o blue-screen clean-up.

     We have completed the production phase of Elmo's World for which we have been paid $662,141, and we have started the post-production phase and have completed one segment of Elmo's World for which we have been paid $18,500. This contract provides that we will post-produce nine additional segments of Elmo's World at $18,500 per segment.

     Virtual production. Virtual production is the creation of sets and scenery by computer graphic artists using super computers to replace conventional sets. In virtual productions, super computers integrate virtual sets stored in the computer on screen with live performances. As the camera moves, the computer changes the angle of the scene as if the set was actually there. Since virtual production sets are three-dimensional computer models, actors moving around a specially equipped virtual production stage appear, on screen, to be on stage with the virtual objects and the scenery of the virtual set. The virtual illusion allows an actor to appear to walk behind a virtual object. Generally, only a limited number of physical props are needed for virtual production, usually when there must be some physical interaction between the object and the actor, for example, when a newscaster sits at a desk during a television news broadcast.

     Using virtual sets, we believe most physical scenes and locations can be replicated and the need for expensive location production is reduced or eliminated. Our virtual scenery is high definition television compatible and its quality is limited primarily by the skill of the virtual set designer.

     As we continue to design virtual scenes, we are building a library of common virtual elements which can be used in future productions, as is, or with modifications. Furthermore, virtual sets exist only in a computer, a much smaller space than is required for a similar physical set. In addition, a virtual production stage need only be large enough for the physical objects and action of the scene. We believe virtual sets can be superior visually, quicker to create and substantially less expensive than physical sets. Based on our experience to date, physical sets on the average cost five (5) times more than their virtual counterparts. A recent example of our virtual production is the set for ESPN's Fifty Greatest Athletes which was taped in our virtual studio. Our contract with ESPN dated October 15, 1998 provides that we will supply the facilities, equipment and manpower necessary for the production of shows for ESPN's 50 Greatest Athletes. The contract expires on January 31, 2000. We have completed 31 shows under this contract, for which we have received $371,733.

     Blue/green screen effects production. Blue/green screen effects production is the addition of background scenes not present during shooting. The actor is placed before a blue or green screen and the camera remains fixed. The blue and green colors are electronically removed and replaced with pre-filmed backgrounds. Our recent productions in this format were commercials for the plays Footloose, and A Christmas Carol.

     Motion control production. Motion control production uses robotic special effects photography to replicate specific shots by computer programing of the motion of the shots. The position of the camera is controlled by motors which are controlled by a computer, so that movement of the camera may be replicated from shot to shot. We own both studio and portable robotic camera systems which allows film or video shot on location to be combined with models in the studio. This system also can be used when an actor plays multiple characters in a shot. We used this technique for a music video in which T-Boz played multiple characters within the same scene. We also used motion control photography for MCI's Big Board campaign in which over 185 layers of camera shots were combined to make the finished commercial.

     Computer program/database creation. Computer program/database creation is the programming and creation of custom software for specific production specifications such as the generation of virtual graphics. When computer software packages are not available or tailored for specific production needs, our computer engineers write computer programs to accomplish the needed effects. We were employed by the USA Network for the 1997 US Open tennis tournament where we created a custom computer database to update scores and feature the winners of each match using graphics generated in real time for live television.

     Graphic design services. Graphic design services involve the creation of signature graphic design for the titling of movies, television shows, commercials, websites and plays. Examples of our graphic design work are the logos created for the Cartoon Network and the plays Jekyll and Hyde and Rent.

     Computer animation. Computer animation is the electronic creation of high-end computer visual effects. We use super computers and animation systems to create animations for commercials, television shows and movies. Our recent computer animation work included the titles and floating Cupids for a Cover Girl commercial, and the floating in space effects and the effects of eyes changing into laser discs for a Panasonic commercial.

     Film to video transfer. Film to video transfer is an integral component of every film post-production project and is the transfer of film to videotape. Our colorist has the ability to take motion picture footage and enhance the images on our film to tape telecine machine. The overall palette, tonality and coloring of a project is created and transferred to a digital format. A color corrector is also used to correct video tape in a video to video process.

     On-line editing. On-line editing is the process by which video tape, animations, audio and transferred film footage are assembled to a broadcast format. It is at this point that any post-effects editing or layering will be added. We perform this service in one of our digital editing suites and this layering may take the form of compositing work created in our computer graphics departments or by utilizing our special effects equipment. This is the final step before presentation.

     Videotape duplication services. Videotape duplication is the process of making multiple copies of existing videotapes. We have the capability of making duplicates in both NTSC (a standard used in North America, portions of South America and Japan) and PAL. PAL formatting is required for material that will be broadcast overseas (Europe, Asia, and portions of South America and Africa). Some production needs require multiple copies of tapes. For example, completed commercials will require multiple copies for distribution to many television stations across the country.

INDUSTRY BACKGROUND

     The production and post-production industry in New York City for which we provide our segment of services includes commercial production, television production and feature films. The total gross estimated revenues in 1998 for the entire segment, from which we could receive a small fraction of these revenues, was $2.6 billion according to the New York Mayor's Office of Film, Theatre and Broadcasting. Growth in overall production between 1997 and 1998 was 11% and segments of this industry have shown steady growth, television 113% (1993-1998) and feature films 189% (1993-1998).

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
     The key cost components of video/film production are:

o Labor
o Equipment rental
o Studio rental
o Set design and construction
o Talent costs

o Film/video stock
o Location expense
o Film development
o Post-production and finishing costs

     TRENDS--We believe that two communications trends, the advent of HDTV and the expansion of broad band internet access, will impact the commercial video and film production services industry in the next decade. Our expansion plans are intended to target opportunities arising from these trends.

     o The advent of high definition television--The Telecommunications Act of 1996 mandated that all television stations implement digital TV and return their analog channel space not later than 2006. Furthermore, the United States House of Representatives Telecommunications Subcommittee mandated that the major networks standard broadcast be HDTV no later than 2006. In his September 15, 1998 remarks to the International Radio and Television Society, William E. Kennard, Chairman of the Federal Communications Commission, stated that 175 stations had filed applications with the FCC to begin digital TV broadcasting.

     Digital television is expected to become the television broadcast norm. The FCC November 1998 Digital Television Consumer Information Bulletin states that 50% of households in the United States are projected to be able to receive this service by the end of 1999 and 100% by 2002. Furthermore, the bulletin states that television stations will relinquish their analog service and make the change to all digital television service by the end of 2006. ABC has announced that the next Superbowl will be broadcast in HDTV.

     Currently, traditional production sets are generally constructed with the least expensive materials necessary to convey the scene. For example, if a scene requires the use of a marble counter top, television productions may represent the surface with a wooden mock-up which is painted to give the appearance of real marble as it would be prohibitively expensive to use actual marble for a temporary set. In many productions, entire rooms are represented using this faux construction. The illusion works because the low resolution of traditional television masks fine details and construction flaws. The higher resolution of HDTV images shows the flaws of current set construction. Following the implementation of the HDTV standard, television producers will be forced to either build sets of much higher quality or rely on location production. We believe both options will significantly increase the production costs of television programs currently relying on traditional sets.

     Virtual sets present producers with a third option. Since virtual sets are constructed on supercomputers as high resolution images, they are compatible with HDTV production. We intend to use a portion of the net proceeds of this offering to construct a virtual studio to enable us to replace traditionally constructed physical sets with virtual sets that provide sufficient detail to be used for HDTV.

     o The expansion of broad band internet access--We believe an important factor in driving the growth of overall consumer demand to log on to the internet will be the development of the visual/audio quality and download speed of content on the Web, i.e. broad band solutions such as digital subscriber line
(DSL) and cable modems. Increased bandwidth will allow the internet to offer real-time video and sound capabilities of television. Media providers will be able to broadcast movies, commercials, live news and other television-style content directly over the internet.

     We also believe that the convergence of television and the internet will increase the need for digital content (programming), of which we have extensive experience over the past fourteen years. In April 1997, FCC Chairman Reed E. Hunt stated, "As a result of the revised standard, computer manufacturers have already announced plans to build massive numbers of digital television compatible computers so that by the time television manufacturers will have made one million digital television sets, computer manufacturers will have sold 20 to 50 million digital television

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
compatible computers." If the demand for digital television content increases, we believe the demand for our existing content library as well as for our services to create new content, will also increase.

INTENDED PRODUCTS AND SERVICES

     Our one-stop-shop approach is designed to provide our customers with a total solution for their production and post-production needs. To execute our one-stop-shop strategy, capitalize on the emerging HDTV and internet markets and build on our current business, we intend to:

     o Purchase and install high definition television and data equipment - Although our current studio complex has the infrastructure required to post-produce high definition television projects, we intend to expand our facilities and invest in new technologies to meet the HDTV demands of our customers.

     o Design, purchase, build and install a new motion picture lab--Our film to tape transfer department currently works on an excess of 70 film projects per month. We believe that the establishment of a new "state of the art" film lab will further solidify our client base, and should open up new client prospects as well. We believe the creation of a film lab will provide us with an opportunity to increase our film to tape revenue.

     o Design, purchase, build and install a new HDTV virtual studio--The higher resolution of HDTV images show the flaws, usually from inferior construction, of current sets. Virtual sets are constructed with supercomputers as high resolution images and therefore are compatible with HDTV production. A new virtual studio will enable us to replace traditional sets with virtual sets that have a much more realistic look. We intend to acquire additional space in Manhattan for this purpose.

     o Design, create and build a digital audio facility--We intend for this to be a THX Certified 5.1 channel surround sound digital audio mixing and design studio. 5.1 channel surround sound is the format selected for HDTV. We intend that the new digital audio facility will include mix to picture capabilities, foley pit, automatic dialogue replacement with sound design and sound effects production capabilities. We intend for this facility to be flexible, with the capability to mix both long form productions, e.g. movies, and short form productions, e.g. commercials, quickly and efficiently.

     o Create a new division for content development, accumulation, and programming for our broadcast, theatrical and Internet business, concentrating on building and improving web sites and enhancing virtual elements on Internet sites utilizing high resolution technology.

CUSTOMERS

     We have a diverse customer base, with approximately 300 accounts during 1998. We provided our production and post-production services for commercials, television programs, special events and music videos to Fortune 500 companies in the entertainment, communications, manufacturing and services fields. During our 14 year history, we have been engaged to work on projects including or for the following:

     o TV commercials--AT&T, Coca Cola, Cover Girl Cosmetics, Domino's Pizza, GE, Heineken Beer, Intel, Kodak, MCI, Molson Ale, Nike, Panasonic, Pepsi Cola, Pizza Hut and Visa;

     o Broadcast--ABC, CBS, NBC, ESPN, Home Box Office, ShowTime, The Movie Channel, The Cartoon Network and The Classic Sports Network;

     o Music videos--Alanis Morissette, Natalie Cole, Kenny G., Hanson and
       T-Boz;

     o Feature films--A New Life, Blue Steel, Big, Joe's Apartment and Money Train;

     o Virtual sets--ABC News, CBS, The Discovery Channel, ESPN, The Learning Channel and Madison Square Garden;

     o Advertising agencies--BBDO Worldwide, Cliff Freeman & Partners, Grey Advertising, Inc., J. Walter Thompson Co., McCann-Erickson Worldwide, Inc., Messner Vetere Berger

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
     McNamee Schmetterer/Euro RSCG, Saatchi & Saatchi North America Inc. and Uni-World Group, Inc.

SALES AND MARKETING

     Our marketing goal is to position SMA as the leading production and post-production company providing a one-stop-shop for all media. We currently sell our services to advertising agencies, cable television program suppliers, independent producers, local television stations, motion picture studios, national television networks, program distributors and program syndicators. Historically, we have not engaged in marketing campaigns but rather obtained new clients from recommendations of existing clients, the use of demo-reels based on an inventory of work produced over our 14 year history and limited participation in video and film trade shows. We believe the demo reels have provided us with an authority image as such reels demonstrate our work with Fortune 500 companies and recognized media celebrities including Danny Glover, Bryant Gumbel, Dennis Hopper and Barbara Walters.

     We believe that building a strong brand recognition of our services is critical to attracting and expanding our client base. Following the completion of this offering, we intend to hire an in-house marketing and sales staff. We intend that this staff will consist of a director of marketing who will supervise three to four sales people who will promote our new services to existing clients and the full range of our services to potential clients under the one-stop-shop umbrella. Our marketing efforts will be intended to further penetrate our current existing client base by targeting new divisions and subsidiaries as well adding to the services which we currently provide to such clients. In such efforts, we intend to explore the use of print media and other promotional campaigns. We also intend to use our website as well as links to other complementary sites to increase our Internet communications client base. We believe our in-house design team gives us the additional advantage of creating customized advertising and targeted promotional material to support our branding efforts.

COMPETITION

     The production and post-production industry is highly competitive and constantly evolving. Specifically, we face competition from the following segments in the industry for the services we offer and plan to offer:

     o Commercial post-production such as: The Tape House, Inc. and Nice Shoes, LLC.

     o Virtual set production such as: LRP Productions and Atlantic Video, Inc.

     o Motion film developing lab such as: Technicolor East Coast, Inc. and Duart Film and Video, Inc.

     o High definition post-production such as: The Tape House, Inc.

     o Audio design and mixing such as: Todd-AO Studios East, Photomagnetic Sound Studios, Inc. and Eastside Audio and Video, Inc.

     o High definition production such as: the in-house production studios of CBS and the MSG Network

     o Internet content producers such as: Razor Fish, Inc., Concrete Media, Inc., Broadcast.com, Inc. and Funny Garbage, Inc.

     We believe that the principal competitive factors in our markets include the ability to customize technology to a customer's particular use, cost and service offerings. Many of our current and potential competitors have substantially greater human and financial resources, experience and brand recognition than us and may have competitive advantages through other lines of business and existing relationships. Furthermore, our competitors may introduce new products and services addressing our markets in the future. Some of our customers also have the in-house capability to provide a portion of the services which we offer. Specifically, CBS and the MSG Network have in-house high-definition production facilities, and CBS runs a virtual studio for in-

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
house use. There can be no assurance that our competitors will not develop products and/or services that are superior to our products and/or services or that achieve greater market acceptance than the services which we offer or plan to offer. Competition could have a material adverse effect on our business, financial condition and results of our operations.

INTELLECTUAL PROPERTY

     Our success and ability to compete depends in part on the protection of our proprietary technology and on the good will associated with our trade names, service marks and other proprietary rights. We rely on copyright laws to protect the content that we develop for our website. We have registered the following internet domain names: "smavid.com," "hdvtv.com," "smavtv.com," "flickerfx.com" and "smarealtime.com."

     We rely on trade secret and copyright laws to protect the proprietary technologies that we may develop, but there can be no assurance that those laws will provide us with sufficient protection, that others will not develop technologies that are similar or superior to ours, or that third parties will not copy or otherwise obtain or use our technologies without our authorization. We have no patents or patent applications filed or pending.

     In addition, we rely on certain technology licensed from third parties and may be required to license additional technologies in the future. There can be no assurance that these third party licenses will be available or will continue to be available to us on acceptable commercial terms or at all. The inability to enter into and maintain any of these licenses could negatively affect our business.

     Policing the unauthorized use of our proprietary technology and other intellectual property rights could entail significant expense. In addition, there can be no assurance that third parties will not bring claims of copyright or trademark infringement against us or claim that our use of certain technologies violates a patent. Any claims of infringement with or without merit, could be time consuming to defend, result in costly litigation, divert management attention, require us to enter into costly royalty or licensing arrangements or prevent us from using important technologies or methods. The occurrence of any of these could negatively affect our business.

INSURANCE

     We believe that our insurance coverage for our business is generally in accordance with industry standards and is adequate in light of our business and the risks to which we are subject. We maintain insurance policies on the lives of Mr. Morrissey and Mr. Satin in the amounts of $500,000 each. The proceeds of such insurance policies have been assigned to Citibank N.A. as collateral for obligations owed to Citibank, N.A. We have made application to obtain additional life insurance policies of $1,500,000 each on the lives of both Mr. Morrissey and Mr. Satin. We intend to obtain directors and officers liability insurance prior to or upon completion of this offering.

EMPLOYEES

     As of September 30, 1999, we had 37 full-time employees of whom 3 are in accounting and finance, 5 are administrative, 17 are in creative and technical, 3 are in engineering, 7 are in operations, and 2 are in production. All employees are based at our offices in New York City. Our future success will depend in part, upon our ability to attract, retain and motivate qualified personnel. While several of our employees are union members for the purpose of facilitating union production on union projects, we are a non-union facility. None of our employees are covered by a collective bargaining agreement and our management considers relations with our employees to be good. We regularly enter into subcontracts with free-lance personnel as production technicians from union guilds. When using freelance personnel, it is our practice to use payroll services which are recognized as the employer of record.

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
FACILITIES

     Our principal executive offices, virtual studio and production facility are located in New York, New York, where we lease approximately 25,000 square feet of space at a current monthly rental of $27,084. The lease terminates on December 31, 2005.

     We also lease 2,500 square feet of space for a production studio and for storage, in New York, New York at a current monthly rental of $2,800. The lease terminates on May 31, 2000.

     We also lease 3,000 square feet of warehouse space in Little Ferry, New Jersey. We lease this space on a month to month basis, at a current monthly rental of $995. To effect our expansion program, we anticipate that we will require an additional 50,000 square feet of unfinished industrial space located in Manhattan. Based upon our recent search for such space, we believe that such facilities are available at market rates ranging from $10 to $50 per square foot. We are negotiating for sufficient additional space in the 100 Avenue of the Americas building where our corporate headquarters are located. If this negotiation is not successful, we will continue our efforts to locate space as close to our offices as feasible. We occasionally rent temporary space based on production needs and generally such costs are passed on to our clients.

LEGAL PROCEEDINGS

     We are not involved in any pending, or to our knowledge, threatened legal proceedings. We may from time to time become a party to various legal proceedings arising in the ordinary course of business.

HOW TO GET MORE INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act regarding the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information in the registration statement, as permitted by the rules and regulations of the Commission.

     For further information about us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions.

     The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York, 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

     Upon effectiveness of the registration statement, we will be subject to the reporting and other requirements of the Securities Exchange Act of 1934 and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

     We have applied for the listing of our common stock on the American Stock Exchange under the symbol "VTV." After this offering is effective, you may obtain information about us on AMEX's Internet site
(http://www.Nasdaq-Amex.com).

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Our executive officers and directors, and their ages at September 30, 1999, are as follows:

NAME                                              AGE   POSITION
-----------------------------------------------   ---   -----------------------------------------------
Michael J. Morrissey...........................   42    Chief Executive Officer, President, Director
David Satin....................................   39    Executive Vice President, Secretary, Treasurer,
                                                          Director
Rafael A. Estevez, Jr..........................   35    Chief Financial Officer and Principal
                                                          Accounting Officer
Darryl J. Kramer...............................   52    Director Nominee
Richard P. Aschman.............................   49    Director Nominee
Marc Goodman...................................   51    Director Nominee

     Michael J. Morrissey has served as our president, chief executive officer and a director since our inception in 1985. From 1983 to 1985, Mr. Morrissey served as vice-president of operations for RVI Industries Inc., a production and post-production company. During part of 1981, Mr. Morrissey served as a technical consultant for the construction of Movielab Video Inc., and for the remainder of 1981 through 1983, as operations manager for Movielab Video Inc. From 1977 to 1981, Mr. Morrissey was a freelance producer/technical director working in commercials, art videos, documentaries, television, cable and feature films, including special effects for the movie Swamp Thing in 1979.
Mr. Morrissey won an ANDY Award in 1992 for the production of the MCI commercial "Earthquake." In 1993, Mr. Morrissey won Adsweek Magazine's award for Best of 1993, for the MCI commercial "Communicating." Mr. Morrissey received a BAA degree from Bergen Community College in 1977.

     David Satin has served as our executive vice president, director of engineering and a director since our inception in 1985, and currently serves as the managing director of the SMA Virtual Programming Division. From 1983 to 1985, Mr. Satin served as vice president of engineering for RVI Industries Inc. From 1982 to 1983, Mr. Satin was a consultant to Panavision, Inc. for the development of the Panacam, a video camera that uses film lenses. From 1982 to 1986, Mr. Satin served on the advisory board of CMX Corp., a technology company that manufactures editing systems. In 1988, Mr. Satin was nominated for an Emmy Award for Outstanding Technical Direction for a Mini-Series or Special for the PBS special "Dance in America: Gregory Hines Tap Dance in America." Mr. Satin attended Syracuse University from 1978 to 1980.

     Rafael A. Estevez, Jr. has served as our chief financial officer and principal accounting officer since 1995. From 1994 to 1995, Mr. Estevez was employed as an accountant for the firm of Jack Kane and Company. From 1989 until 1994, Mr. Estevez held various positions at the advertising agency of Rosenfeld, Sirowitz, Humphrey and Strauss, including Controller. From 1986 to 1989,
Mr. Estevez was employed as Assistant Controller at HBM/Creamer Inc., a division of Euro/RSCG, Worldwide. Mr. Estevez received a B.B.A degree in accounting from Iona College in 1988.

     Darryl J. Kramer has agreed to serve as one of our directors upon completion of this offering. Since 1990, Mr. Kramer has been a partner of Kramer & Kramer, a law firm located in New York, New York. Mr. Kramer received a B.A. from the University of Pennsylvania in 1969 and a J.D. from Columbia University School of Law and a joint masters degree in business administration from the Columbia Graduate School of Business in 1973.


     Richard P. Aschman has agreed to serve as one of our directors upon completion of this offering. Mr. Aschman is a vice president of Eastman Kodak Company and general manager, Commercial Business, Kodak Professional.
Mr. Aschman has been employed by Eastman Kodak since 1972. In 1991, Mr. Aschman was appointed regional business general manager and vice president for Kodak's commercial imaging group in the Asia Pacific region. In 1996, Mr. Aschman


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

was appointed president and chief operating officer of Kodak's Professional Motion Imaging division, or PMI, and became president of the division in January 1997. In July 1999, Mr. Aschman was named general manager, Commercial Business, Kodak Professional. Mr. Aschman is also chairman of the board of Cinesite, a PMI subsidiary which is a leading visual effects organization. Mr. Aschman has served on the board and executive committee of the Computer and Business Equipment Manufacturer Association, and is currently a member of the Academy of Motion Picture Arts and Sciences, the Academy of Television Arts and Sciences, and the American Society of Cinematographers. Mr. Aschman received a B.S. degree in marketing from Ohio State University in 1972.


     Marc Goodman has agreed to serve as one of our directors upon completion of this offering. Mr. Goodman is president and a co-founder of Kenmar Advisory Corp., a global investment management firm formed in 1983, and headquartered in Greenwich, Connecticut. From 1974 to 1983, Mr. Goodman was a vice president and director of Pasternak, Baum & Co., Inc., an international cash commodity firm. Mr. Goodman is chairman of the board of the Stacy Joy Goodman Memorial Foundation, a non-profit charity committed to finding a cure for juvenile diabetes; and is a member of the Board of Diabetes Research Institute Foundation, a not for profit organization affiliated with the University of Miami School of Medicine. Mr. Goodman sits on the New York Advisory Board of Youth EnterNet of America, Inc., a non-profit organization working to improve the lives of America's youth. Mr. Goodman received a B.B.A. in 1969 and an M.B.A. in Finance and Investments in 1971 from the Bernard M. Baruch School of Business of the City University of New York.

KEY EMPLOYEES

     In addition to our directors and executive officers, we employ the following key employees:

     Leslie Rudner has been our chief engineer since 1989. In addition to supervising our daily technical operations, Mr. Rudner develops new technologies for us and our clients. From 1987 to 1989, Mr. Rudner served as president of JNL Technologies, designing peripherals for computers. From 1984 to 1987, Mr. Rudner was employed as electronic technician for Inscom Electronics, responsible for final testing and troubleshooting of electronic sub-systems. While employed at SMA, Mr. Rudner developed image tracking software that integrated virtual elements into footage shot with sensor or motion control data, and a database and front end GUI control system for the live 3D graphics for scores and statistics presented throughout the 1997 U.S. Open. Mr. Rudner attended Adelphi University from September 1985 through June 1987.

     Todd Ruff has been our director of graphics since 1995. From 1990 through 1995, Mr. Ruff was director of graphics for Caesar's Video Graphics, Inc.
Mr. Ruff has been nominated for seven Emmy Awards and won four Emmy Awards for animation design including three for Adam Smith (PBS) and one for Nick News (Nickelodeon). Mr. Ruff received a B.A. degree from Yale University in 1975.

     Jim Suhre has been our virtual set designer and 3D graphics designer since 1993. From 1993 to 1996, Mr. Suhre was also employed as a graphics design artist for MTV. From 1989 to 1993, Mr. Suhre was a graphics designer for Young & Rubicam. Mr. Suhre's credits include the creation of virtual sets currently used by ABC News, PBS, Madison Square Garden Network, and the Discovery Channel.
Mr. Suhre received a B.A. degree from Stanford University in 1988.

     Eli Friedman has been our senior colorist since 1996. Mr. Friedman has 17 years' experience as a colorist at various companies in the New York City area, including Devlin, Magno Video, TVC Video and Editel. In 1993,
Mr. Friedman received a Monitor Award for AT&T's Tree of Life Spot.
Mr. Friedman received a BA degree from Queens College in 1979.

     Larry Trosko has been with our colorist since 1998. Over the past
23 years, Mr. Trosko has been a colorist at many of New York City's post-production facilities, including Teletronics, Editel NY and Manhattan Transfer. In 1994, Mr. Trosko was presented a Monitor Award for his work on a campaign for Corning Ware. Mr. Trosko received a BA degree from Pace University in 1973.

BOARD COMPOSITION

     At each annual meeting of our stockholders, all of our directors will be elected to serve from the time of election and qualification until the next annual meeting following election. In addition, our bylaws provide that the authorized number of directors, which is a minimum of two and a maximum of ten, may be changed only by resolution of the board of directors.

     We have also granted to the representative of the underwriters the right, for a period of 5 years from the closing of this offering, to nominate a designee of the representative for election to our board of directors. The representative has not yet exercised its right to designate this person. If the representative elects not to exercise this right, then the representative may designate one person to attend meetings of our board of directors.

     Each officer is elected by, and serves at the discretion of, our board of directors. Each of our officers and directors, other than non-employee directors, devotes his full time to our affairs. Our non-employee directors devote such time to our affairs as is necessary to discharge their duties. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

     Upon completion of this offering, we intend to appoint both a compensation committee and an audit committee composed of members of our board of directors. The audit committee will review with our independent public accountants the scope and adequacy of the audit to be performed by the independent public accountants, the accounting practices, our procedures and policies, and all related party transactions. The compensation committee will recommend to our board of directors, the compensation to be paid to our officers and directors, administer our stock option plan and approve the grant of options under the stock option plan. We have not determined who will serve as the members of these committees, although we will appoint non-employee directors to serve as members of each committee.

DIRECTORS' COMPENSATION

     Directors who are also our employees receive no additional compensation for attendance at board meetings. Non-employee directors will receive $500 for attendance at each board meeting or any committee of the board that they attend and will be reimbursed for their travel, lodging and other out-of-pocket expenses in connection with their attendance at board and commitee meetings. No directors' fees have been paid to date. We anticipate that our board of directors will hold regularly scheduled meetings quarterly.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid to our president and chief executive officers and each other executive officer whose 1998 compensation exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION                                                                     YEAR    SALARY
----------------------------------------------------------------------------------------------  ----   --------
Michael J. Morrissey,
  president and chief executive officer.......................................................  1998   $110,589
                                                                                                1997   $101,720
                                                                                                1996   $101,198
David Satin,
  executive vice president....................................................................  1998   $110,589
                                                                                                1997   $101,570
                                                                                                1996   $101,198

     The aggregate compensation paid to all persons who served in the capacity of director or executive officer during our fiscal year ended September 30, 1998 (3 persons) was approximately $287,178.

OPTION GRANTS

     No options have ever been granted to any of our directors, officers, employees or consultants.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with Michael J. Morrissey, our chief executive officer and president, and David J. Satin, our executive vice president and director of engineering, which will commence upon the completion of this offering, and will continue for a five-year period. Following the initial five year period, the agreements will automatically renew for one-year terms, unless terminated by either party upon ninety days written notice prior to the end of any term, or for cause.

     Under the terms of their respective employment agreements, Mr. Morrissey and Mr. Satin have agreed to work for us full time, and will each receive an annual base salary of $250,000, with annual percentage increases equal to the percentage of increase in the cost of living, and an annual bonus at the discretion of our board of directors. The agreements also provide for health insurance benefits and contain non-competition provisions that prohibit them from competing with us. The period covered by the non-competition provisions will end either one year after the expiration of the agreement or one year after their resignation or termination.

     In addition, the agreements provide that if either Mr. Morrissey or Mr. Satin is terminated without cause, they will receive a severance consideration of three months' salary. A state court may determine not to enforce, or only partially to enforce, certain provisions of these agreements.

     Furthermore, Mr. Morrissey and Mr. Satin are each to be compensated in the amount of $50,000 per annum for their efforts in connection with our joint venture with Flicker FX Corp. As per the joint venture agreement, we will guarantee these annual salaries until the joint venture achieves sufficient revenues to fund its operations and pay the salaries.

     We have entered into an employment agreement with our senior colorist, Eli Friedman, for a term of three years commencing May 11, 1999. Mr. Friedman has agreed to provide film-to-tape and tape-to-tape color correction services exclusively for us on a full time basis. We have agreed to pay Mr. Friedman an annual salary of $230,000. We have also agreed to pay Mr. Friedman a commission based on our billings to customers for work performed by Mr. Friedman at a rate of 10% of the first $1 million billed per year, and 20% of any billings in excess of $1 million per year. Mr. Friedman's employment agreement also contains health insurance benefits, vacation benefits and sick leave.

     We have also entered into an employment agreement with Larry Trosko, one of our colorists, for a term of five years commencing May 12, 1999. Mr. Trosko has agreed to provide film-to-tape and tape-to-tape color correction services exclusively for us on a full time basis. We have agreed to pay Mr. Trosko an annual salary of $175,000. We have also agreed to pay Mr. Trosko a commission based on our billings to customers for work performed by Mr. Trosko at a rate of 10% of such billings in excess of $350,000 per year. Mr. Trosko's employment agreement also contains health insurance benefits, vacation benefits and sick leave.

LIMITATION ON LIABILITY OF AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Overview. Under our certificate of incorporation and New York law, our directors are not liable for monetary damages for breach of fiduciary duties except in special situations as described below. In addition, under our certificate of incorporation, we are required to indemnify our directors and officers against all losses to the fullest extent permitted by New York law. Finally, under New York law, we are entitled to obtain insurance on behalf of our directors and officers to protect them against liabilities that may occur in their official capacities.

     Limitations on liability of directors. Under New York law, a corporation may adopt a charter provision eliminating or limiting the personal liability of its directors to the corporation or its stockholders for breach of fiduciary duties except:

     o liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or

     o liability when the director personally gained a financial profit or other advantage to which he or she was not legally entitled; or

     o liability for any act or omission prior to the adoption by us of the above indemnity provision; or

     o liability when the director's acts violated New York Business Corporation Law Section 719.

     We have adopted a charter provision eliminating the personal liability of our directors to the fullest extent permitted under New York law except under the four provisions noted above.

     Indemnification for directors and officers. Under New York law, a corporation may indemnify its present and former directors and officers for a variety of court or administrative proceedings. We have adopted a provision which requires us to indemnify and hold harmless any person involved in any action, suit or proceeding because that person is or was a director or officer of ours. This provision does not, however, require us to indemnify an officer or director in a proceeding they initiate without the authorization of our directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours, we have been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     Insurance for directors and officers. Under New York law, a corporation may obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We have adopted a provision which permits us to maintain insurance to protect us and our directors and officers against expenses, liabilities and losses whether or not we would have the power to indemnify these persons under New York law. We intend to have in place at or promptly after the closing of this offering a directors' and officers' liability and company reimbursement liability insurance policy.

1999 STOCK INCENTIVE PLAN

     Purpose. We believe it is in our best interest to provide incentives for the continued services of key and valuable employees, directors and non-employees who perform services for us. Our 1999 stock incentive plan, adopted in May 1999, allows us to award both incentive and non-qualified stock options to these persons.

     We have reserved 500,000 shares of our common stock for issuance under the stock incentive plan. Shares of common stock covered by expired or terminated options generally will be available for subsequent awards. No stock options have been issued to date.

     Awards and eligibility. The board of directors (or a committee appointed by the board of directors) will administer the stock incentive plan.

     Exercise price. The option price per share for any option granted under the plan will be determined by the board of directors. The option price per share will not be less than 100% of the fair market value of our common stock at the time of the grant.

     Option term. The board of directors determines the term of each option. No option may be exercised after the expiration of ten years from the date the option is granted. Incentive stock options may not be exercised after five years from the date of the grant. The board of directors may determine that all or a stated percentage of the shares covered by these options will become exercisable or "vest" in installments after the completion of specified service requirement by the holder.

     Special rules for 10% stockholder. The option price per share of an incentive stock option granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock will be at least 110% of the fair market value of our stock at the time of the grant.

EMPLOYEE BENEFIT PLANS

     We have a profit sharing plan, which covers substantially all full time employees who meet certain service requirements and are not covered by the union pension plan as disclosed below. During the years ended September 30, 1997 and 1998, and the six-month periods ended March 31, 1998 and 1999, we did not make any contributions to this plan.

     We have several employees covered by a union sponsored, multi-employer pension plan. We contributed and charged to expense $8,048 and $14,037 for the years ended September 30, 1997 and 1998, respectively, and $11,115 and $11,916 for the nine months ended June 30, 1998 and 1999, respectively. The contributions are determined in accordance with provisions of the plan and are generally based on the number of hours worked.

     We adopted a non-contributory 401K plan effective January 1, 1998. The plan covers all non-union employees who are at least 21 years of age with no minimum service requirements. There were no contributions to the plan for the year ended September 30, 1998 and the nine months ended June 30, 1999.

                              CERTAIN TRANSACTIONS

     On March 28, 1994, Mr. Morrissey, our president and chief executive officer, and Mr. Satin, our executive vice president, secretary and treasurer, guaranteed (a) a construction loan to CitiBank, N.A. for $300,000, and (b) an equipment loan to CitiBank, N.A. for $300,000. The construction and equipment term loan agreements both provided for equal monthly principal payments of $5,000 each, commencing September 1, 1994. A final payment of the unpaid principal was made on September 1, 1999, plus interest at 1.5% above the prime rate (9.75% at September 30, 1998 and 9.50% at June 30, 1999). Substantially all of our assets had been pledged to collateralize the indebtedness.

     On June 1, 1995, Mr. Morrissey and Mr. Satin personally guaranteed the lease, expiring in December 2005, for our executive offices and production facilities located at 100 Avenue of the Americas, New York, New York. The lease provides for monthly rental payments of $25,000 through September 1, 1997, $27,083 through September 1, 2000 and $29,333.33 thereafter through expiration.

     On August 15, 1995, Mr. Morrissey and Mr. Satin jointly borrowed $103,722 from the SMA Video Profit Sharing Plan and SMA Video Money Purchase Pension Plan and loaned $103,722 to us. We have been repaying the loan in monthly installments of $2,093.39 including interest at 7% per annum directly to the SMA Video Profit Sharing Plan and SMA Video Money Purchase Pension Plan in accordance with the instructions of Mr. Morrissey and Mr. Satin. The loan is due on November 21, 2000, is unsecured, and as of August 31, 1999, had a balance of $29,982.

     On June 4, 1997, Mr. Morrissey and Mr. Satin personally guaranteed a $250,000 term loan with CitiBank, N.A. as part of an amendment to our CitiBank revolving line of credit agreement. We have been repaying the loan in 36 monthly payments of principal and interest of $8,037.48. The loan bears interest at 9.75% per annum. Substantially all of our assets are pledged to collateralize this loan.

     On June 4, 1997, we assigned our $500,000 William Penn Life insurance policy on the life of Mr. Morrissey and our $500,000 American Mayflower insurance policy on the life of Mr. Satin to CitiBank, N.A. as additional collateral for our $250,000 line of credit.

     Mr. Morrissey and Mr. Satin personally guaranteed the following twenty-seven capital leases, which aggregated $3,762,508, as of June 30, 1999. The obligations under the capital leases are collateralized by the underlying equipment for each loan. Such capital leases are for equipment which we use on a day to day basis in our business, including color television cameras, portable robotic motion control systems, super computers, videotape recorders, sound monitoring and mixing equipment and lighting equipment.

     o equipment lease with Tilden Financial Corp. dated May 5, 1995 in the amount of $269,000 payable in forty eight monthly installments (final payment made April 15, 1999);

     o equipment lease agreement with Citicorp Leasing dated June 21, 1994 in the amount of $142,650, payable in sixty monthly installments (final payment made May 25, 1999);

     o term promissory note (Equipment Loan ) with Citibank, N.A. dated March 28, 1994 in the amount of $300,000, payable in sixty monthly installments (final payment made September 1, 1999);

     o term promissory note (Leasehold Improvement Loan) with Citibank, N.A. dated March 28, 1994 in the amount of $300,000, payable in sixty monthly installments (final payment made September 1, 1999);

     o equipment lease agreement with CreditAmerica dated March 1, 1995 in the amount of $332,880, payable in forty eight monthly installments (final payment made March 31, 1999);

     o equipment lease agreement with WASCO Funding Corp dated March 7, 1995 in the amount of $45,365.76, payable in 48 monthly installments (final payment made March 24, 1999);

     o business loan agreement with Citibank dated June 7, 1997 in the amount of $250,000, payable in thirty six monthly installments;

     o equipment lease agreement with LCA Leasing Corp dated May 5, 1995 in the amount of $976,673.40, payable in sixty monthly installments;

     o equipment lease agreement with CreditAmerica dated May 12, 1995 in the amount of $178,800, payable in forty eight monthly installments (final payment made April 15, 1999);

     o equipment lease agreement with CreditAmerica dated May 12, 1995 in the amount of $239,520, payable in forty eight monthly installments (final payment made May 11, 1999);

     o equipment lease with CIT Group/Equipment Financing, dated June 6, 1995 in the amount of $339,620.64, payable in forty eight monthly installments (final payment made May 14, 1999);

     o equipment lease with CIT Group/Equipment Financing, dated June 6, 1995 in the amount of $148,265.28, payable in forty eight monthly installments (final payment made June 17, 1999);

     o equipment lease with Charter Financial dated September 22, 1995 in the amount of $1,090,080, payable in sixty monthly installments;

     o equipment lease with The Terminal Marketing Company, Inc. dated June 26, 1996 in the amount of $467,340 payable in sixty monthly installments;

     o equipment lease with Gateway Funding Inc dated October 16, 1996 in the amount of $50,255.25, payable in forty eight monthly installments;

     o equipment lease with Independent Resources, Inc. dated September 12, 1996 in the amount of $1,254,477 payable in 64 monthly installments;

     o equipment lease with Independent Resources, Inc. dated September 12, 1996 in the amount of $390,690 payable in 65 monthly installments;

     o equipment lease with Independent Resources, Inc. dated September 12, 1996 in the amount of $433,855 payable in 65 monthly installments;

     o equipment lease with Independent Resources, Inc. dated September 12, 1996 in the amount of $234,059 payable in 65 monthly installments;

     o equipment lease--Charter Financial Inc dated February 5, 1997 in the amount of $1,076,100, payable in sixty monthly installments;

     o purchase order with ORAD, Inc. dated July 16, 1997 in the amount of $300,000, payable in thirty monthly installments;

     o equipment lease with Gateway Funding dated May 18, 1998 in the amount of $109,250, payable in forty eight monthly installments; and

     o equipment lease with Gateway Funding dated November 2, 1998 in the amount of $115,442.50, payable in forty eight monthly installments.

     o equipment lease with Gateway Funding dated April 30, 1999 in the amount of $291,528, payable in thirty six monthly installments.

     o equipment lease with Gateway Funding dated December 10, 1998 in the amount of $225,984, payable in forty eight monthly installments.

     o purchase order with ORAD Inc. dated June 1, 1999 in the amount of $61,873, payable in thirty monthly installments.

     o purchase order with ORAD Inc. dated January 8, 1998 in the amount of $37,123, payable in thirty monthly installments.

     Our board of directors has adopted a policy that all future transactions with our officers, directors or stockholders owning 5% or more of our outstanding common stock, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent, disinterested directors with access to independent counsel.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of our common stock, as of the date of this prospectus. The information in this table provides the ownership information for:

     o each person known by us to be the beneficial owner of more than 5% of our common stock;

     o each of our directors and director nominees;

     o each of our executive officers; and

     o our executive officers, directors and director nominees as a group.

     Beneficial ownership has been determined in accordance with the rules and regulations of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage ownership for each person listed below includes shares of common stock underlying options or warrants held by the person that are exercisable within 60 days of the date of this prospectus, but excludes shares of common stock underlying options or warrants held by any other person. Common stock beneficially owned and percentage ownership are based on 3,700,000 shares outstanding before this offering and 5,700,000 shares to be outstanding after the completion of this offering, assuming no exercise of the underwriters' over-allotment option.

     Unless otherwise indicated, the address of each beneficial owner is c/o S.M.A. Real Time Inc., 100 Avenue of the Americas, 10th Floor, New York, New York 10013.

                                                                                      PERCENTAGE OF COMMON STOCK
                                                                                          BENEFICIALLY OWNED
NAME, ADDRESS AND TITLE                                      NUMBER OF SHARES      ---------------------------------
OF BENEFICIAL OWNER                                          BENEFICIALLY OWNED    BEFORE OFFERING    AFTER OFFERING
----------------------------------------------------------   ------------------    ---------------    --------------
Michael J. Morrissey, CEO, president......................        1,394,850             37.70%             24.47%
David Satin, executive vice president,
  secretary, treasurer....................................        1,394,850             37.70%             24.47%
Rafael A. Estevez, Jr., chief financial
  officer and principal accounting officer................         *                   *                  *
Darryl J. Kramer, director nominee
  708 3rd Avenue
  New York, New York 10017................................           69,800              1.89%              1.22%
Richard P. Aschman, director nominee
  Eastman Kodak Company
  343 State Street
  Rochester, New York 14650...............................         *                   *                  *
Marc Goodman, director nominee
  2 American Lane
  Greenwich, CT 06831-8150................................         *                   *                  *
All executive officers, directors, and
  director nominees as a group
  (6 persons).............................................        2,859,500             77.28%             50.17%

------------------

* Represents beneficial ownership of less than 1% of the common stock

                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of (a) 50,000,000 shares of common stock, par value $.0001 per share, and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share, the rights and preferences of which may be established from time to time by our board of directors. Assuming no exercise of the underwriter's over-allotment option, upon completion of this offering, there will be (a) 5,700,000 shares of our common stock issued and outstanding and
(b) no preferred stock outstanding.

     The description of our securities are summaries and do not contain all the information that may be important to you. For more complete information, you should read our certificate of incorporation and its amendments and the form of promissory note issued to purchasers of units in May 1999 which are all filed as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

     Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends ratably, if any, as may be declared from time to time by our board of directors out of funds legally available therefore. Upon the liquidation, dissolution or winding up of us, the holders of our common stock are entitled to receive ratably, our net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock.

     Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of our common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, duly authorized, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

     Our board of directors is authorized, without further stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. These shares may have rights senior to our common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of us. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. At present, we have no plans to issue any shares of our preferred stock.

OUTSTANDING WARRANTS

     We have agreed to issue to the representative of the underwriters, for a total of $20.00, warrants to purchase an aggregate of 200,000 shares of common stock exercisable for a period of four years commencing one year after the effective date of the registration statement of which this prospectus is a part, at a price equal to 165% of the initial public offering price of the shares of common stock. The representative's warrants contain anti-dilution provisions providing for automatic adjustments of the exercise price and number of shares issuable on exercise price and number of shares issuable on exercise of the representative's warrants upon the occurrence of some events, including stock dividends, stock splits, mergers, acquisitions and recapitalizations.

     The representative's warrants contain demand and piggyback registration rights relating to the issuance of 200,000 shares of common stock. For the life of the representative's warrants, the representative will have the opportunity to profit from a rise in the market price for the 200,000 shares of common stock. The holders of the representative's warrants will have no voting, dividend or other stockholder rights with respect to those warrants. The holders of shares of common stock issued upon exercise of those warrants will have the voting, dividend, and other stockholder rights of holders of shares of common stock. The representative's warrants are restricted from sale, transfer, assignment or hypothecation for the one year period from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners.

REGISTRATION RIGHTS

     During a five year period commencing 12 months after May 21, 1999, a majority of the holders of 210,000 shares of common stock issued in connection with our May 1999 private placement will be entitled to demand that we file a registration statement with respect to the registration of such shares under the Securities Act if we are subject to the reporting requirements of the Exchange Act of 1934.

     Such holders are also entitled to "piggy-back" registration rights in connection with any registration by us of our securities for our own account or for the account of other security holders. In the event that we propose to register any shares of common stock under the Securities Act, the holders are entitled to receive notice and are entitled to include their shares in the registration statement. The representative's warrants also have demand and piggyback registration rights.

TRANSFER AGENT AND REGISTRAR

     We intend to appoint Continental Stock Transfer and Trust Company as transfer agent for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has not been any public market for our securities and we do not know if a significant public market for any of our securities will be developed or sustained after this offering. Sales of substantial amounts of our common stock in the public market after this offering, or the possibility of those sales occurring, could adversely affect prevailing market prices of our common stock or our future ability to raise capital through an offering of equity securities. We are unable to predict the number of shares of our common stock that will be sold after this offering, whether in the public markets or under Rule 144 under the Securities Act or otherwise, as this will depend on the market price of our securities, personal circumstances of the seller, and other factors.

     Upon completion of this offering, we will have outstanding 5,700,000 shares of common stock, assuming no exercise of the underwriters' over-allotment option. Of these 5,700,000 shares of common stock, 2,000,000 shares will be freely tradeable without restriction under the Securities Act, except for any shares purchased by an "affiliate" of ours, as that term is defined under the rules and regulations of the Securities Act, which will be governed by the resale limitations of Rule 144 under the Securities Act.

     The remaining 3,700,000 shares are "restricted securities" as defined under Rule 144. These restricted securities were issued and sold by us in private transactions in reliance upon exemptions from registration under the Securities Act. In general, under Rule 144, beginning 90 days after the completion of this offering, a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner who is not an affiliate of ours, would be entitled to sell within any three-month period a number of common shares that does not exceed the greater of
(a) one percent of the then outstanding common shares, approximately 57,000 shares following this offering, or (b) the average weekly trading volume of our common stock during the four calendar weeks preceding that sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us.

     Under Rule 144(k), a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who is not an affiliate of ours, is entitled to sell such common stock without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     Holders of an aggregate of 210,000 shares of our common stock have certain piggyback registration rights with regard to the resale of these shares. Following the completion of this offering, these holders could require us to register for resale their shares, and the shares would then be freely tradeable, subject to the lock-up agreements described below.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the form of which is filed as an exhibit to the registration statement filed with the Commission of which this prospectus is a part, the underwriters named below have, severally and not jointly, agreed through Dirks & Company, Inc., as the representative of the underwriters, to purchase from us, and we have agreed to sell to the underwriters, the aggregate number of shares of our common stock set forth opposite their respective names:

                                                                           NUMBER OF SHARES
UNDERWRITERS                                                               OF COMMON STOCK
------------------------------------------------------------------------   ----------------
Dirks & Company, Inc....................................................
                                                                              ----------
  Total.................................................................       2,000,000

     The underwriting agreement provides that the obligations of the several underwriters under that agreement depend upon certain conditions, including the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from our counsel and our independent public accountants. The underwriters are committed to take and to pay for all of the shares offered hereby, if any are purchased. In the event of a default by any of the underwriters, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

     The underwriters have advised us that they propose to offer all or part of the shares of common stock offered hereby directly to the public initially at the price set forth on the cover page of this prospectus. They have also advised us that they may offer shares of common stock to certain dealers at a price that
represents a concession of not more than $.        per share, and that the
underwriters may allow, and these dealers may reallow, a concession of not more
than $.        per share to certain other dealers. After the completion of this offering, the price to the public and the concessions may be changed.

     We have granted the underwriters an option, exercisable within 45 days after the effective date of the registration statement of which this prospectus is a part, to purchase up to an additional 300,000 shares of our common stock at the same price per share as the initial 2,000,000 shares of common stock to be purchased by the underwriters. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise this option, each of the underwriters will have a firm commitment, subject to some conditions, to purchase the same percentage of the additional shares of common stock as the percentage of the initial 2,000,000 shares of common stock to be purchased by that underwriter.

     We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters and their controlling persons may be required to make.


     We have agreed to pay the representative of the underwriters a non-accountable expense allowance equal to 2.75% of the gross proceeds of this offering, of which none has been paid as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the securities under the laws of those states the representative may designate, including fees and expenses of counsel retained for such purposes by the representative and the costs and disbursements in connection with qualifying the offering with the National Association of Securities Dealers, Inc.


     We have agreed to issue to the representative of the underwriters, for a total of $20.00, warrants to purchase an aggregate of 200,000 shares of common stock exercisable for a period of four years commencing one year after the effective date of the registration statement of which this prospectus is a part, at a price equal to 165% of the initial public offering price of the shares of common stock. The representative's warrants contain anti-dilution provisions providing for automatic adjustments of the exercise price and number of shares issuable on exercise price and number of shares issuable on exercise of the representative's warrants upon the occurrence of some events, including stock dividends, stock splits, mergers, acquisitions and recapitalizations.

     The representative's warrants contain certain demand and piggyback registration rights relating to the 200,000 shares of common stock issuable thereunder. For the life of the representative's warrants, the representative will have the opportunity to profit from a rise in the market price for the 200,000 shares of common stock. The holders of the representative's warrants will have no voting, dividend or other stockholder rights with respect to those warrants. The holders of shares of common stock issued upon exercise of those warrants will have the voting, dividend, and other stockholder rights of holders of shares of common stock. The representative's warrants are restricted from sale, transfer, assignment or hypothecation for the one year period from the date of this prospectus, except to officers or partners of the underwriters and members of the selling group and/or their officers or partners.

     We have also granted to the representative of the underwriters the right, for a period of 5 years from the closing of this offering, to nominate a designee of the representative for election to our board of directors. The representative has not yet exercised their right to designate this person. If the representative elects not to exercise this right, then the representative may designate one person to attend meetings of our board of directors.

     We and our officers, directors and present shareholders have agreed that, for a period of 365 days after the completion of this offering, without the prior written consent of the representative of the underwriters, none of us will sell or otherwise dispose of any of our respective equity securities or securities convertible into our equity securities, except for the sale of shares to the underwriters under the terms of the underwriting agreement.

     The representative of the underwriters has informed us that the underwriters do not expect any sales of the shares of common stock offered by this prospectus to be made to discretionary accounts controlled by the underwriters.

     Prior to this offering, there has been no established market in the United States or elsewhere for our securities. The public offering price will be determined by us in consultation with the representative of the underwriters. It is expected that the price determination will take several factors into account, including our results of operations, our future prospects and the prevailing market and economic conditions at the time of this offering.

     The representative, on behalf of the underwriters, may engage in:

     o over-allotment,

     o stabilizing transactions,

     o syndicate covering transactions and

     o penalty bids.

     Over-allotment involves syndicate sales in excess of this offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the shares of common stock being offered so long as the stabilizing bids do not exceed a specified maximum.

     Syndicate covering transactions involve purchases of the shares of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares of common stock originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

     Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the shares of common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the AMEX or otherwise and, if commenced, may be discontinued at any time. In addition, the underwriters may engage in passive market making transactions in our securities on the AMEX in accordance with Rule 103 of Regulation M. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities offered by this prospectus.

     Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock offered in this prospectus. These actions include purchasing common stock to cover some or all of a short position of common stock maintained by the representative and the imposition of penalty bids.

                                 LEGAL MATTERS

     The legality of the common stock offered by this prospectus will be passed upon for us by Stephen M. Robinson, P.A., Medford, New Jersey, our legal counsel. Certain legal matters will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP, New York, New York.

                                    EXPERTS

     Our financial statements for the periods ended September 30, 1997 and September 30, 1998 included in this prospectus and registration statement have been audited by Tabb, Conigliaro & McGann, P.C., independent certified public accountants, as set forth in their report contained herein. The financial statements have been included in reliance upon the report of Tabb, Conigliaro & McGann, P.C., given upon the authority of such firm as experts in accounting and auditing.

                     INDEX TO COMBINED FINANCIAL STATEMENTS
                      S.M.A. REAL TIME INC. AND AFFILIATES

                                                                                                          PAGE NOS.
                                                                                                          ---------

PART I--FINANCIAL INFORMATION:

  ITEM I--FINANCIAL STATEMENTS

     REPORT OF INDEPENDENT ACCOUNTANTS.................................................................    F-2

     COMBINED BALANCE SHEETS
        At September 30, 1998 (Audited)
        At June 30, 1999 (Unaudited)...................................................................    F-3

     COMBINED STATEMENTS OF INCOME
        For the Years Ended September 30, 1997 and 1998 (Audited)
        For the Nine Months Ended June 30, 1998 and 1999 (Unaudited)...................................    F-4

     COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
        For the Years Ended September 30, 1997 and 1998 (Audited)
        For the Nine Months Ended June 30, 1999 (Unaudited)............................................    F-5

     COMBINED STATEMENTS OF CASH FLOWS
        For the Years Ended September 30, 1997 and 1998 (Audited)
        For the Nine Months Ended June 30, 1998 and 1999 (Unaudited)...................................    F-6

     NOTES TO COMBINED FINANCIAL STATEMENTS............................................................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
S.M.A. Real Time Inc.
New York, NY

We have audited the accompanying combined balance sheet of S.M.A. Real Time Inc. and Affiliates as of September 30, 1998, and the related combined statements of income, stockholders' equity and cash flows for the years ended September 30, 1997 and 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of S.M.A. Real Time Inc. and Affiliates as of September 30, 1998, and the combined statements of income, stockholders' equity and cash flows for the years ended September 30, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          TABB, CONIGLIARO & MCGANN, P.C.

New York, NY
  December 9, 1998
  (Except as to Note 10 dated as of May 28, 1999)

                      S.M.A. REAL TIME INC. AND AFFILIATES
                            COMBINED BALANCE SHEETS

                                                                                  AT SEPTEMBER 30,    AT JUNE 30,
                                                                                      1998               1999
                                                                                  ----------------    -----------
                                                                                                      (UNAUDITED)
                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents....................................................      $  123,543       $   509,486
  Accounts receivable (net of allowance for doubtful accounts of $34,669 at
     both September 30, 1998 and June 30, 1999, respectively)..................         941,725           944,118
  Prepaid expenses and other current assets....................................          27,034            94,213
                                                                                     ----------       -----------
     Total Current Assets......................................................       1,092,302         1,547,817
Property and equipment--at cost, net of accumulated depreciation...............       4,882,014         4,302,507
Deferred offering costs........................................................              --           235,630
Deferred financing costs.......................................................              --         1,209,444
Other assets...................................................................         188,345           207,252
                                                                                     ----------       -----------
     Total Assets..............................................................      $6,162,661       $ 7,502,650
                                                                                     ----------       -----------
                                                                                     ----------       -----------
                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Line of credit--bank.........................................................      $  223,000       $   223,000
  Current maturities of long-term debt and capital lease obligations...........       1,506,643         1,656,619
  Note payable--Private Placement..............................................              --           700,000
  Accounts payable and accrued liabilities.....................................         472,992           568,179
  Income taxes payable.........................................................           6,132               429
  Deferred taxes payable.......................................................         143,350             1,350
  Current portion of shareholders loans........................................          22,302            23,500
                                                                                     ----------       -----------
     Total Current Liabilities.................................................       2,374,419         3,173,077
Long-term debt, less current maturities........................................       2,221,880         1,455,342
Deferred taxes payable.........................................................         268,533           268,533
Shareholders' loans............................................................          23,268             5,350
                                                                                     ----------       -----------
     Total Liabilities.........................................................       4,888,100         4,902,302
                                                                                     ----------       -----------
Commitments, Contingencies and Other Matters (Notes 4, 5, 7, 9, and 10)

STOCKHOLDERS' EQUITY:
  Common stock--.0001 par value; 50,000,000 shares authorized;
     3,490,000 and 3,700,000 shares issued and outstanding at September 30,
     1998 and June 30, 1999, respectively (Note 10)............................             349               370
  Paid-in capital..............................................................          40,411         1,515,390
  Retained earnings............................................................       1,233,801         1,084,588
                                                                                     ----------       -----------
     Total Stockholders' Equity................................................       1,274,561         2,600,348
                                                                                     ----------       -----------
Total Liabilities and Stockholders' Equity.....................................      $6,162,661       $ 7,502,650
                                                                                     ----------       -----------
                                                                                     ----------       -----------

                       See notes to financial statements.

                      S.M.A. REAL TIME INC. AND AFFILIATES
                         COMBINED STATEMENTS OF INCOME

                                                          FOR THE YEARS ENDED         FOR THE NINE MONTHS
                                                             SEPTEMBER 30,               ENDED JUNE 30,
                                                        ------------------------    ------------------------
                                                           1997          1998          1998          1999
                                                        ----------    ----------    ----------    ----------
                                                                                          (UNAUDITED)
Revenues.............................................   $5,850,308    $6,469,142    $4,895,985    $5,407,482
Cost of Revenues.....................................    3,628,295     4,044,591     3,066,416     3,702,220
                                                        ----------    ----------    ----------    ----------
  Gross margin.......................................    2,222,013     2,424,551     1,829,569     1,705,262
Selling, general and administrative expenses.........    1,652,506     1,611,515     1,226,958     1,320,344
                                                        ----------    ----------    ----------    ----------
Income from operations...............................      569,507       813,036       602,611       384,918
                                                        ----------    ----------    ----------    ----------
Other expenses:
  Interest expense, net of interest income...........      540,795       509,513       385,403       310,146
  Amortization of deferred financing costs...........           --            --            --       345,556
  Other expense......................................        5,432         2,219           959           512
                                                        ----------    ----------    ----------    ----------
     Total Other Expenses............................      546,227       511,732       386,362       656,214
                                                        ----------    ----------    ----------    ----------
Income (loss) before income taxes....................       23,280       301,304       216,249      (271,296)
Provision for (recovery of) income taxes.............        7,998       142,000        97,500      (122,083)
                                                        ----------    ----------    ----------    ----------
Net Income (loss)....................................   $   15,282    $  159,304    $  118,749    $ (149,213)
                                                        ----------    ----------    ----------    ----------
                                                        ----------    ----------    ----------    ----------
Basic and diluted earnings (loss) per share..........   $      .01    $      .05    $      .03    $     (.04)
                                                        ----------    ----------    ----------    ----------
                                                        ----------    ----------    ----------    ----------
Weighted average common shares used in basic and
  diluted earnings (loss) per share..................    3,490,000     3,490,000     3,490,000     3,513,333
                                                        ----------    ----------    ----------    ----------
                                                        ----------    ----------    ----------    ----------

                       See notes to financial statements.

                      S.M.A. REAL TIME INC. AND AFFILIATES
                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND 1998 AND
                      THE NINE MONTHS ENDED JUNE 30, 1999

                                                                     ADDITIONAL
                                                 COMMON STOCK         PAID-IN
                                              -------------------     CAPITAL       RETAINED
                                               SHARES      AMOUNT                   EARNINGS       TOTAL
                                              ---------    ------    ----------    ----------    ----------
                                                 (1)
Year Ended September 30, 1997:
Balance--September 30, 1996................   3,490,000     $349     $   40,411    $1,059,215    $1,099,975
Net income.................................          --       --             --        15,282        15,282
                                              ---------     ----     ----------    ----------    ----------
Balance--September 30, 1997................   3,490,000     $349     $   40,411    $1,074,497    $1,115,257
                                              ---------     ----     ----------    ----------    ----------
                                              ---------     ----     ----------    ----------    ----------

Year Ended September 30, 1998:
Balance--September 30, 1997................   3,490,000     $349     $   40,411    $1,074,497    $1,115,257
Net income.................................          --       --             --       159,304       159,304
                                              ---------     ----     ----------    ----------    ----------
Balance--September 30, 1998................   3,490,000     $349     $   40,411    $1,233,801    $1,274,561
                                              ---------     ----     ----------    ----------    ----------
                                              ---------     ----     ----------    ----------    ----------

Nine Months Ended June 30, 1999:
  (Unaudited)
Balance--September 30, 1998................   3,490,000     $349     $   40,411    $1,233,801    $1,274,561
Issuance of stock pursuant to
  Private Placement........................     210,000       21      1,474,979            --     1,475,000
Net loss...................................          --       --             --      (149,213)     (149,213)
                                              ---------     ----     ----------    ----------    ----------
Balance--June 30, 1999 (Unaudited).........   3,700,000     $370     $1,515,390    $1,084,588    $2,600,348
                                              ---------     ----     ----------    ----------    ----------
                                              ---------     ----     ----------    ----------    ----------

------------------

(1) Share amounts have been restated to reflect the stock splits and other reorganization transactions effected in April and May of 1999 (Note 10).

                       See notes to financial statements.

                      S.M.A. REAL TIME INC. AND AFFILIATES
                       COMBINED STATEMENTS OF CASH FLOWS

                                                            FOR THE YEARS ENDED           FOR THE NINE MONTHS
                                                               SEPTEMBER 30,                 ENDED JUNE 30,
                                                         --------------------------    --------------------------
                                                            1997           1998           1998           1999
                                                         -----------    -----------    -----------    -----------
                                                                                              (UNAUDITED)
Cash flows from operating activities
  Net income..........................................   $    15,282    $   159,304    $   118,749    $  (149,213)
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization....................     1,347,353      1,693,114      1,278,210      1,285,271
     (Gain) loss from sale of equipment...............        (4,278)            --             --          5,057
     Deferred income taxes............................         2,876        128,004         87,000       (142,000)
     Amortization of deferred financing costs.........            --             --             --        345,556
     Changes in assets and liabilities:
       (Increase) decrease in accounts receivable--
          net.........................................      (210,937)        58,839         20,021         (2,393)
       Decrease in prepaid expenses and other current
          assets......................................        44,582          9,781         10,133        (67,179)
       Increase (decrease) in accounts payable and
          accrued liabilities.........................        63,676       (181,148)       (58,718)        95,187
       Increase (decrease) in income taxes payable....         1,624         (1,624)        (3,598)        (5,703)
                                                         -----------    -----------    -----------    -----------
     Net cash provided by operating activities........     1,260,178      1,866,270      1,451,797      1,364,583
                                                         -----------    -----------    -----------    -----------
Cash flows from investing activities
  Purchase of property and equipment..................      (130,025)      (171,539)      (115,336)      (128,272)
  Increase in other assets............................       (34,427)        (2,720)        (2,720)       (18,907)
  Proceeds from sale of property and equipment........        15,802             --             --         32,860
                                                         -----------    -----------    -----------    -----------
     Net cash used in investing activities............      (148,650)      (174,259)      (118,056)      (114,319)
                                                         -----------    -----------    -----------    -----------
Cash flows from financing activities
  Proceeds from Private Placement.....................            --             --             --        700,000
  Expenditures for Private Placement..................            --             --             --        (80,000)
  Expenditures for offering costs.....................            --             --             --       (235,630)
  Principal payments under capital lease
     obligations......................................    (1,004,972)    (1,353,219)    (1,032,561)    (1,079,483)
  Net change under revolving line of credit...........        (5,000)        28,000         28,000             --
  Repayments of term loans............................      (137,398)      (222,146)      (147,053)      (152,488)
  Repayments of loans--stockholders...................       (10,962)       (21,103)       (15,462)       (16,720)
                                                         -----------    -----------    -----------    -----------
     Net cash used in financing activities............    (1,158,332)    (1,568,468)    (1,167,076)      (864,321)
                                                         -----------    -----------    -----------    -----------
(Decrease) Increase in cash and cash equivalents......       (46,804)       123,543        166,665        385,943

Cash and cash equivalents--beginning..................        46,804             --             --        123,543
                                                         -----------    -----------    -----------    -----------
Cash and cash equivalents--ending.....................   $        --    $   123,543    $   166,665    $   509,486
                                                         -----------    -----------    -----------    -----------
                                                         -----------    -----------    -----------    -----------
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
     Interest.........................................   $   546,868    $   499,751    $   388,499    $   289,054
                                                         -----------    -----------    -----------    -----------
                                                         -----------    -----------    -----------    -----------
     Corporate income taxes...........................   $     3,498    $    15,620    $    14,376    $    25,620
                                                         -----------    -----------    -----------    -----------
                                                         -----------    -----------    -----------    -----------
Supplemental disclosure of non-cash investing
  activities:
  Purchase of property and equipment under capital
     leases...........................................   $ 2,929,057    $   150,995        150,995    $   615,409
                                                         -----------    -----------    -----------    -----------
                                                         -----------    -----------    -----------    -----------

                       See notes to financial statements.

                      S.M.A. REAL TIME INC. AND AFFILIATES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (UNAUDITED WITH RESPECT TO JUNE 30, 1999 AND

                 THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Combined Statements

     The accompanying financial statements include the accounts of S.M.A. Real Time Inc. and its affiliates, SMA Video, Inc., SMA Visual Effects Corp. and Fly Films, Inc. (collectively, the "Company"), all of which were incorporated in the state of New York and are related through common ownership and management. The Company commenced operations in 1985 under the name SMA Video, Inc. Commencing November 9, 1998, the financial statements include the accounts of Flicker FX at SMA, LLC, a joint venture controlled by the Company (Note 10).

     As discussed in Note 10, the companies were reorganized during April and May of 1999. As a result of the reorganization, SMA Visual Effects Corp. and Fly Films, Inc. were merged into SMA Video, Inc. and SMA Video, Inc. became a wholly-owned subsidiary of S.M.A. Real Time Inc. All common shares and related per share data, reflected in the accompanying financial statements and notes thereto, have been adjusted to give retroactive effect to the reorganization transactions.

     All material intercompany transactions and balances have been eliminated in combination.

  Description of Business

     The Company provides a wide range of production and post-production services to companies that produce commercials, television programs, music videos and feature films. The Company's principal activities include studio videotape recording, film to videotape transfer, computer generated visual effects and the coloring, creation of customized virtual studio sets, editing and dubbing of various form of emerging media, including film and video. Most of the Company's services are performed at its headquarters in lower Manhattan, New York.

  Unaudited Interim Information

     The information presented as of June 30, 1999 and for the nine-month periods ended June 30, 1998 and 1999 has not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. The net income for the nine months ended
June 30, 1999 is not necessarily indicative of the results for the year ended September 30, 1999.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     Cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and loans payable are reflected in the accompanying balance sheets at amounts considered by management to reasonably approximate fair value.

                      S.M.A. REAL TIME INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                  (UNAUDITED WITH RESPECT TO JUNE 30, 1999 AND
                 THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation and amortization are provided by accelerated and straight line methods over the estimated useful lives of the assets as follows:

                                                                                  ESTIMATED
                                                                                  USEFUL LIFE
                                                                                  -----------
Machinery and equipment........................................................         5
Furniture and fixtures.........................................................         7
Computers and office equipment.................................................         5
Leasehold improvements.........................................................        10

     Maintenance and repairs are charged to income as incurred. The asset and related accumulated depreciation accounts are relieved in respect of items replaced, retired or otherwise disposed of.

     The inherent uncertainties in the estimates of the useful lives and pattern of usage, make it at least reasonably possible that the Company's estimates of depreciation and amortization could change in the near term.

  Income Taxes

     The provision for income taxes for the years ended September 30, 1997 and 1998 is based on the elements of income and expenses as reported in the accompanying statements of income and retained earnings.

     Deferred tax liabilities and assets are determined based on the difference between the financial statements carrying amounts and tax bases of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse.

  Deferred Offering Costs

     Deferred offering costs relate to costs incurred through June 30, 1999 with respect to a proposed initial public offering of the Company's securities discussed in Note 10 to the financial statements. In the event the proposed initial public offering of the Company's securities is not consummated, the deferred offering costs will be expensed.

  Deferred Financing Costs

     Deferred financing costs consist of (i) a non-cash cost valued at $1,475,000, attributable to the issuance of 210,000 shares of common stock in connection with a Private Placement completed in May of 1999 and (ii) expenses related to such financing approximating $80,000.The deferred financing costs are being amortized over the nine-month period commencing May 1, 1999. Amortization of the deferred financing costs for the period ended June 30, 1999 was $345,556.

                      S.M.A. REAL TIME INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                  (UNAUDITED WITH RESPECT TO JUNE 30, 1999 AND
                 THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Revenue Recognition

     Substantially all revenues are derived from the performance of video and commercial film production and post production work. Revenue is recognized at the time services are rendered.

  Advertising

     Advertising costs are charged to operations when incurred. Advertising expense for the years ended September 30, 1997 and 1998 approximated $3,100 and $1,000, respectively, and for the nine months ended June 30, 1998 and 1999 approximated $850 and $1,000, respectively.

  Stock-Based Compensation

     As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for its stock-based compensation arrangements pursuant to APB Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with the provisions of SFAS No. 123, the Company discloses the pro forma effects of accounting for these arrangements using the minimum value method to determine fair value.

  Earnings Per Share

     Basic earnings per share ("Basic EPS") is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share ("Diluted EPS") gives effect to all dilutive potential common shares outstanding during a period. In computing Diluted EPS, the treasury stock method is used in determining the number of shares assumed to be purchased from the conversion of common stock equivalents.

  Impairment of Long-Lived Assets

     The Company evaluates the recoverability of long-lived assets by measuring the carrying amount of the assets against the estimated undiscounted future cash flows associated with them. At the time such evaluations indicate that the future undiscounted cash flows of certain long-lived assets are not sufficient to recover the carrying value of such assets, the assets are adjusted to their fair values. Based on these evaluations, there were no adjustments to the carrying value of long-lived assets.

  Impact of Recently Issued Accounting Standards

     Effective October 1, 1997, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income, defined as all changes in equity from non-owner sources. Adoption of SFAS No. 130 did not have a material effect on the Company's financial position or net income.

     Effective October 1, 1997, the Company adopted the provisions of SFAS
No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way public enterprises report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. Adoption of SFAS No. 131 did not have a material effect on the Company's financial position or net income.

     Effective October 1, 1997, the Company adopted American Institute of Certified Public Accountants Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"). SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements, such

                      S.M.A. REAL TIME INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                  (UNAUDITED WITH RESPECT TO JUNE 30, 1999 AND
                 THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) as software products, upgrades, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The adoption of SOP 97-2 did not have an effect on the Company's financial position or net income.

     Effective December 29, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 132, "Employers' Disclosures About Pensions and Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits. The Statement addresses disclosure only. It does not address liability measurement or expense recognition. There was no effect on financial position or net income as a result of adopting SFAS No. 132.

     In March 1998, the American Institute of Certified Public Accountants issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which revises the accounting for software development costs and will require the capitalization of certain costs. The adoption of SOP 98-1 did not have an effect on the Company's financial position or net income.

  Reclassifications

     Certain prior year balances have been reclassified to conform with the current year presentation.

NOTE 2. PROPERTY AND EQUIPMENT--NET

     Property and equipment consisted of the following:

                                                                              AT              AT
                                                                         SEPTEMBER 30,     JUNE 30,
                                                                             1998            1999
                                                                         -------------    -----------
Property held under capital leases....................................   $   6,468,682    $ 7,084,091
Machinery and equipment...............................................       2,588,067      2,600,029
Leasehold improvements................................................       1,390,584      1,390,934
Office equipment......................................................         198,857        228,338
Furniture and fixtures................................................         108,771        109,053
                                                                         -------------    -----------
                                                                            10,754,961     11,412,445
Less: Accumulated depreciation........................................      (5,872,947)    (7,109,938)
                                                                         -------------    -----------
  Property and Equipment--Net.........................................   $   4,882,014    $ 4,302,507
                                                                         -------------    -----------
                                                                         -------------    -----------

     The property under capital leases had a net book value of $3,438,872 and $3,054,258 at September 30, 1998 and June 30, 1999, respectively.

     Depreciation and amortization of property and equipment for the years ended September 30, 1997 and 1998 amounted to $1,347,353 and $1,693,114, respectively, and $1,278,210 and $1,285,271 for the nine months ended June 30, 1998 and 1999, respectively.

NOTE 3. OTHER ASSETS

     In connection with an operating lease for its office space, the Company has $58,936 in a non-interest bearing account with the landlord as security.

     In connection with the purchase of equipment under a capital lease, the Company placed $100,000 on deposit with the lender. The agreement provides that the lender shall accrue interest at the rate of 3.5% per annum. Included in other assets is $106,543 related to this deposit at September 30, 1998 and June 30, 1999.

                      S.M.A. REAL TIME INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                  (UNAUDITED WITH RESPECT TO JUNE 30, 1999 AND
                 THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999)

NOTE 4. REVOLVING LOAN--BANK

     On June 4, 1997, the Company amended its revolving credit facility providing for a revolving line of credit of up to $250,000 and a term loan of $250,000 as described below in Note 5. The revolving loan bears interest at 1% above prime (9.25% at September 30, 1998 and 9.0% at June 30, 1999), and is collateralized by substantially all of the assets of the Company. As of September 30, 1998 and June 30, 1999, there was $27,000 of available credit remaining under this credit facility.

     The credit agreement provides for, among other things, the maintenance of minimum tangible net worth, restrictions and limitations on additional indebtedness and the maintenance of defined current and leverage ratios.

     The agreement provides for a personal guarantee by the two principal shareholders of the Company and additional security guarantee through the assignment of a $500,000 keyman life insurance policy on each of the two principal shareholders.

NOTE 5. LONG-TERM DEBT

     On March 28, 1994, the Company entered into two term loan agreements, one for $300,000, which funded costs in connection with the construction of a studio and other facility improvements and one for $300,000, which funded the purchase of equipment.

     The construction and equipment term loan agreements both provide for equal monthly principal payments of $5,000 each, commencing September 1, 1994, and a final payment of the unpaid principal due on September 1, 1999, plus interest at 1.5% above the prime rate (9.75% at September 30, 1998 and 9.5% at June 30,
1999), payable monthly. Substantially all of the assets of the Company are pledged to collateralize the indebtedness.

     As part of the amendments to the revolving credit agreement, discussed in
Note 4, on June 4, 1997, $250,000 of indebtedness outstanding under the Company's revolving line of credit was converted to a term loan. The term loan agreement provides for 36 equal monthly payments of principal and interest of $8,037.48. The loan bears interest at 9.75% per annum. Substantially all of the assets of the Company are pledged to collateralize the indebtedness.

     Each of these obligations have been personally guaranteed by the two principal shareholders of the Company.

     Long-term debt consisted of the following:

                                                                                          AT              AT
                                                                                     SEPTEMBER 30,     JUNE 30,
                                                                                         1998            1999
                                                                                     -------------    ----------
$300,000 term loan--bank, principal payments of $5,000 payable monthly, plus
  interest at 1.5% above prime....................................................    $    55,000     $   10,000
$300,000 term loan--bank, principal payments of $5,000 payable monthly, plus
  interest at 1.5% above prime....................................................         55,000         10,000
$250,000 term loan--bank, with interest at 9.75% requiring monthly payments of
  principal and interest of $8,037.48 for 36 months...............................        155,455         92,968
Obligations under capital leases collateralized the by related equipment (see
  Note 9).........................................................................      3,463,068      2,998,993
                                                                                      -----------     ----------
  Total...........................................................................      3,728,523      3,111,961
Less: Current maturities..........................................................      1,506,643      1,656,619
                                                                                      -----------     ----------
  Long-Term Debt..................................................................    $ 2,221,880     $1,455,342
                                                                                      -----------     ----------

                      S.M.A. REAL TIME INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                  (UNAUDITED WITH RESPECT TO JUNE 30, 1999 AND
                 THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999)

NOTE 5. LONG-TERM DEBT--(CONTINUED)
     Aggregate maturities required on long-term debt are as follows:

                      YEAR ENDED
                    SEPTEMBER 30,
------------------------------------------------------
1999..................................................    $ 1,506,643
2000..................................................      1,175,581
2001..................................................        716,233
2002..................................................        330,066
2003..................................................             --
                                                          -----------
                                                          $ 3,728,523
                                                          -----------
                                                          -----------

NOTE 6. INCOME TAXES

     Components of the provision for (recovery of) income taxes are as follows:

                                                                             FOR THE NINE MONTHS
                                                    FOR THE YEARS ENDED             ENDED
                                                       SEPTEMBER 30,              JUNE 30,
                                                    -------------------     ---------------------
                                                     1997        1998        1998         1999
                                                    ------     --------     -------     ---------
Current:
  Federal........................................   $   --     $     --     $    --     $      --
  State and local................................    5,122       13,996      10,500        19,917
                                                    ------     --------     -------     ---------
                                                     5,122       13,996      10,500        19,917
                                                    ------     --------     -------     ---------
Deferred:
  Federal........................................    2,876       82,000      56,000       (91,000)
  State and local................................       --       46,004      31,000       (51,000)
                                                    ------     --------     -------     ---------
                                                     2,876      128,004      87,000      (142,000)
                                                    ------     --------     -------     ---------
     Totals......................................   $7,998     $142,000     $97,500     $(122,083)
                                                    ------     --------     -------     ---------
                                                    ------     --------     -------     ---------

     The effects of the significant temporary differences that comprise the deferred tax assets and liabilities are as follows:

                                                                                AT              AT
                                                                            SEPTEMBER 30,    JUNE 30,
                                                                               1998            1999
                                                                            -------------    --------
Assets:
  Accounts receivable....................................................     $  15,602      $ 15,602
  Net operating loss carryforward........................................            --       149,515
                                                                              ---------      --------
     Total deferred tax assets...........................................        15,602       165,117
                                                                              ---------      --------
Liabilities:
  Property and equipment.................................................       427,485       435,000
                                                                              ---------      --------
        Net deferred tax liabilities.....................................     $ 411,883      $269,883
                                                                              ---------      --------
                                                                              ---------      --------

                      S.M.A. REAL TIME INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                  (UNAUDITED WITH RESPECT TO JUNE 30, 1999 AND
                 THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999)

NOTE 6. INCOME TAXES--(CONTINUED)
     A reconciliation of the federal statutory income tax rate to the Company's effective tax rate as reported is as follows:

                                                                                      FOR THE YEARS
                                                                                          ENDED
                                                                                      SEPTEMBER 30,
                                                                                    -----------------
                                                                                    1997         1998
                                                                                    ----         ----
Taxes at federal statutory rate..................................................    34%          34%
State and local income taxes--net of federal tax benefit.........................    19           13
Effect of graduated federal tax rates............................................   (19)          --
                                                                                    ----          --
Effective income tax rate........................................................    34%          47%
                                                                                    ----          --
                                                                                    ----          --

NOTE 7. EMPLOYEE BENEFIT PLANS

     The Company has a profit sharing plan, which covers substantially all full time employees who meet certain service requirements and are not covered by the union pension plan as disclosed below. During the years ended September 30, 1997 and 1998, and the nine-month periods ended June 30, 1998 and 1999, the Company did not make any contributions to this plan.

     The Company has several employees covered by a union sponsored, multi-employer pension plan. The Company contributed and charged to expense $8,048 and $14,037 for the years ended September 30, 1997 and 1998, respectively, and $11,115 and $11,916 for the nine months ended June 30, 1998 and 1999, respectively. The contributions are determined in accordance with provisions of the plan and are generally based on the number of hours worked.

     The Company adopted a non-contributory 401K plan effective January 1, 1998. The plan covers all non-union employees who are at least 21 years of age with no minimum service requirements. There were no contributions to the plan for the year ended September 30, 1998 and the nine months ended June 30, 1999.

NOTE 8. SHAREHOLDERS' LOANS PAYABLE

     In August 1995, pursuant to one promissory note agreement, the two principal shareholders of the Company loaned the Company $103,772. The promissory note provides for 60 monthly payments of $2,093.39, inclusive of interest at 7% per annum, commencing December 1995 and is unsecured. Interest paid on such debt during the years ended September 30, 1997 and 1998 amounted to $5,725 and $4,019, respectively. During the nine months ended June 30, 1998 and 1999, the interest expense related to this debt amounted to $3,379 and $2,261, respectively.

                      S.M.A. REAL TIME INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
                  (UNAUDITED WITH RESPECT TO JUNE 30, 1999 AND

                 THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999)

NOTE 9. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS

  Leases

     The Company leases various production and post-production equipment under capital leases expiring at various dates through 2002. Interest rates on these leases vary from approximately 8% to 14% and are imputed based on the Company's incremental borrowing rate at inception of the lease or the lessor's implicit rate of return. Substantially all of the capital lease obligations have been personally guaranteed by the two principal shareholders of the Company.

     The Company leases space utilized as a production facility and office space in New York City under an operating lease expiring in December 2005. The lease provides for monthly rental payments of $25,000 through September 1, 1997, $27,083 through September 1, 2000 and $29,333.33 thereafter through expiration. The lease contains escalation clauses relating to increases in real property taxes as well as certain maintenance costs and has been personally guaranteed by the two principal shareholders of the Company.

     In addition, the Company leases a studio for the production of commercial video tapes and films and storage facility for film production equipment under an operating lease expiring in May 2000, with monthly rental payments of $2,800. The lease provides that payment of all real estate taxes imposed and utility costs shall be borne by the Company.

     The Company also leases a storage facility in New Jersey on a month-to-month basis at a rate of $995 per month.

     Future minimum lease payments are as follows:

                      YEARS ENDED                          OPERATING     OBLIGATIONS UNDER
                     SEPTEMBER 30,                           LEASES      CAPITAL LEASES
--------------------------------------------------------   ----------    -----------------
1999....................................................   $  358,600       $ 1,611,497
2000....................................................      349,650         1,278,636
2001....................................................      352,000           794,026
2002....................................................      352,000           342,651
2003....................................................      352,000                --
Thereafter..............................................      440,000                --
                                                           ----------       -----------
Total minimum obligations...............................   $2,204,250         4,026,810
                                                           ----------
                                                           ----------
Less: Amount representing interest expense..............                        563,742
                                                                            -----------
Present value of minimum lease payments.................                      3,463,068
Less: Current portion...................................                      1,310,672
                                                                            -----------
Long-Term Portion.......................................                    $ 2,152,396
                                                                            -----------
                                                                            -----------

     Rent expense relating to the operating leases included in general and administrative expenses amounted to $361,689 and $368,274 for the years ended September 30, 1997 and 1998, respectively, and $283,579 and $295,204 for the nine months ended June 30, 1998 and 1999, respectively.

                      S.M.A. REAL TIME INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                  (UNAUDITED WITH RESPECT TO JUNE 30, 1999 AND
                 THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999)

NOTE 9. COMMITMENTS, CONTINGENCIES AND OTHER MATTERS--(CONTINUED)
  Concentrations of Credit Risk

     Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily cash and cash equivalents and trade accounts receivable.

     With respect to trade receivables, ongoing credit evaluations of customers' financial condition are performed and generally, no collateral is required. The Company maintains a reserve for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

     At September 30, 1998, one customer accounted for approximately 11% of the accounts receivable balance. For the year ended September 30, 1998, the same one customer accounted for approximately 13% of net revenues. For the year ended September 30, 1997, the same one customer accounted for 11% of net revenues.

     At June 30, 1999, the one customer referred to above accounted for approximately 12% of the accounts receivable balance. For the nine months ended June 30, 1998, the same one customer accounted for approximately 13% of net revenues. For the nine months ended June 30, 1999, two customers accounted for approximately 24% of net revenues.

NOTE 10. SUBSEQUENT EVENTS

  Joint Venture

     In November 1998, the Company and an unrelated corporation organized Flicker FX at SMA, LLC and entered into a joint venture agreement to provide the production of television, film and multimedia graphics products. The agreement provides for, among other things: (i) that until the joint venture achieves sufficient revenues to fund its operations, the Company shall contribute start-up capital funds and guaranteed annual salaries and benefits aggregating $550,000, of which $50,000 is to each of the Company's two principal shareholders; (ii) use of the Company's equipment and facilities; and
(iii) that the operating profits, as defined, shall be allocated 60% to the Company. The agreement also provides that the Company may terminate the agreement in the event that the joint venture does not achieve certain defined financial goals as of the first anniversary date of the agreement.

     The results of operations of the joint venture for the period from inception (November 9, 1998) through June 30, 1999 have been combined in the accompanying unaudited financial statements in accordance with the Accounting Principles Board Release No. 51.

  Proposed Public Offering

     In March 1999, the Company signed a letter of intent with an underwriter ("the Underwriter"), with respect to a proposed public offering of the Company's securities. There is no assurance that such offering will be consummated. In connection therewith, the Company anticipates incurring substantial costs, which if the offering is not consummated, will be charged to expense.

     The Company has agreed to issue to the Underwriter on the closing date of the initial public offering warrants to purchase 200,000 shares of S.M.A. Real Time Inc.'s common stock at 165% of

                      S.M.A. REAL TIME INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                  (UNAUDITED WITH RESPECT TO JUNE 30, 1999 AND
                 THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999)

NOTE 10. SUBSEQUENT EVENTS--(CONTINUED)
the initial public offering price. The warrants shall be exercisable for a four-year period commencing one year after the effective date of the initial public offering.

  Reorganization

     In April of 1999, the shareholders of S.M.A. Real Time Inc. authorized an amendment to its Certificate of Incorporation to increase the authorized number of common shares from 1,000,000 to 50,000,000, to amend the par value of the common stock from no par to a par value of $.0001, and to effect a 50-for-1 stock split applicable to all issued and outstanding shares of S.M.A. Real Time Inc.'s common stock, increasing the issued and outstanding shares of common stock to 1,250,000.

     In addition, in April of 1999, the shareholders of each of the Companies included in this combined group authorized (i) the merger of SMA Visual Effects Corp. and Fly Films, Inc. with SMA Video, Inc. and (ii) the exchange of all of their common shares of SMA Video, Inc. for 1,250,000 post split common shares of S.M.A. Real Time Inc. These transactions were effected in April of 1999 and, as a result, the issued and outstanding shares of S.M.A. Real Time Inc. common stock increased to 2,500,000 as of April 30, 1999 and SMA Video, Inc. became a wholly-owned subsidiary of S.M.A. Real Time Inc.

     On May 10, 1999, the stockholders of S.M.A. Real Time Inc. authorized a 1.396-to-1 stock split of its common shares, which increased the outstanding common shares of S.M.A. Real Time Inc. to 3,490,000 as of such date. All common shares and related per-share data, reflected in the accompanying financial statements and notes thereto, have been adjusted to give retroactive effect to the above reorganization transactions.

  Private Placement

     In May 1999, the Company completed a Private Placement, pursuant to which the Company sold 7 units for aggregate gross proceeds to the Company of $700,000. Each unit consists of (i) a $100,000 promissory note bearing interest at 10% per annum, payable the earlier of nine months from the issuance date, or the closing of an initial public offering of the Company's securities and
(ii) 30,000 shares of the Company's common stock. The 210,000 shares of common stock issued in connection with this financing were valued at $1,475,000 and have been reflected on the Company's June 30, 1999 balance sheet as an increase to non-current assets entitled deferred financing costs and an increase to common stock for $21 and an increase to additional paid-in capital of $1,474,979. Such deferred financing costs are being amortized as interest expense over the initial term of the notes. Costs incurred in connection with the Private Placement include a $70,000 fee to the placement agent and approximately $10,000 in legal fees. Amortization of the deferred financing costs for the period through June 30, 1999 was $345,556.

  Stock Options

     During May of 1999, the Board of Directors and the stockholders of the Company approved the 1999 Stock Option Plan (the "Plan"), which provides for the granting of up to 500,000 shares of common stock, pursuant to which officers, employees, directors and consultants are eligible to receive incentive and/or nonstatutory stock options. Options granted under the Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value on date of grant, except that the exercise period of options granted to a stockholder owning more than 10% of the outstanding capital stock may not exceed five years and their exercise price

                      S.M.A. REAL TIME INC. AND AFFILIATES
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

                  (UNAUDITED WITH RESPECT TO JUNE 30, 1999 AND
                 THE NINE MONTHS ENDED JUNE 30, 1998 AND 1999)

NOTE 10. SUBSEQUENT EVENTS--(CONTINUED)
may not be less than 110% of the fair value of the common stock at date of grant. The Plan provides for the options to include vesting provisions. No options under this Plan have been granted.

  Employment Agreements

     In May of 1999, the Company entered into five-year employment agreements with its two principal shareholders, which commence upon the closing of an initial public offering of the Company's securities. Each employment agreement provides for, among other things, a base salary of $250,000 per year and annual increases for costs of living.

     In addition, in May of 1999, the Company entered into employment contracts with two of its key technicians, one for a five-year term providing for a base salary of $175,000 per year and a second contract for a three-year term providing for a base salary of $230,000 per year.

  Consulting Agreement

     In May of 1999, the Company entered into a six-month consulting agreement with an unrelated individual to assist the Company in its sales and marketing efforts in the area of digital audio. The agreement commences on June 1, 1999 and provides for minimum payments of $140,000 through November 30, 1999 and commissions based on new clients and new business generated during the term of the agreement and for the five-year period thereafter.

     In July 1999, the Company entered into an agreement with a consultant providing for the supervision of the design, construction and operation of an audio post production facility. The agreement provides for weekly payments of $2,500 beginning July 15, 1999 until completion and reimbursement of expenses. Upon completion of the facility, it is agreed that the consultant performing the services will enter into an employment agreement with the Company at terms to be determined.

  Preferred Stock

     In May of 1999, the Company authorized the issuance of up to 10,000,000 shares of preferred stock--par value $.0001 per share. The Board of Directors has the authority to issue the preferred stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders.

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     WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY
INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................      4
Risk Factors...................................      6
Cautionary Note Regarding Forward-Looking
  Statements...................................      9
Use of Proceeds................................      9
Dividend Policy................................     10
Capitalization.................................     10
Dilution.......................................     11
Selected Financial Information.................     12
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................     13
Business.......................................     19
Management.....................................     27
Certain Transactions...........................     33
Principal Stockholders.........................     36
Description of Securities......................     37
Shares Eligible for Future Sale................     38
Underwriting...................................     39
Legal Matters..................................     41
Experts........................................     41
Financial Statements...........................    F-1

                            ------------------------

     UNTIL          , 1999, 25 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL
DEALERS THAT BUY, SELL OR TRADE THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                2,000,000 SHARES

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                             DIRKS & COMPANY, INC.

                                              , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Limitations on Liability of Directors. Under New York law, a corporation may adopt a charter provision eliminating or limiting the personal liability of its directors to the corporation or its stockholders for breach of fiduciary duties except:

     o liability if a judgment or other final adjudication adverse to a director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law; or

     o liability when the director personally gained a financial profit or other advantage to which he or she was not legally entitled; or

     o liability for any act or omission prior to the adoption by us of the above indemnity provision; or

     o liability when the director's acts violated New York Business Corporation Law Section 719.

     We have adopted a charter provision eliminating the personal liability of our directors to the fullest extent permitted under New York law except under the four provisions noted above.

     Indemnification for Directors and Officers. Under New York law, a corporation may indemnify its present and former directors and officers for a variety of court or administrative proceedings. We have adopted a provision which requires us to indemnify and hold harmless any person involved in any action, suit or proceeding because that person is or was a director or officer of ours. This provision does not, however, require us to indemnify an officer or director in a proceeding they initiate without the authorization of our directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     We have entered into indemnification agreements with our officers and directors containing provisions which may require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

     Insurance for Directors and Officers. Under New York law, a corporation may obtain insurance on behalf of its directors and officers against liabilities incurred by them in those capacities. We have adopted a provision which permits us to maintain insurance to protect us and our directors and officers against expenses, liabilities and losses whether or not we would have the power to indemnify these persons under New York law. We intend to have in place at or promptly after the closing of this offering a directors' and officers' liability and company reimbursement liability insurance policy.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses (other than selling commissions and other fees paid to the underwriters) payable by the Registrant in connection with the issuance and distribution of the securities being registered. Except for the SEC and NASD filing fees, all expenses have been estimated.

SEC Registration Fee..............................................................   $  7,061
American Stock Exchange Listing Fee...............................................   $ 35,000
NASD Filing Fee...................................................................   $  5,000
Accounting Fees and Expenses......................................................   $100,000
Printing and Engraving............................................................   $100,000
Legal Fees and Expenses...........................................................   $200,000
Blue Sky Fees and Expenses........................................................   $ 30,000
Transfer Agent and Registrar Fees.................................................   $ 10,000
Miscellaneous Expenses............................................................   $ 72,939
                                                                                     --------
          Total...................................................................   $560,000
                                                                                     --------
                                                                                     --------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the Registrant has issued unregistered securities in the transactions described below:

     In May 1999, the Company completed a private placement solely to accredited investors, in reliance upon the exemption provided by Rule 506 of Regulation D of the Securities Act, pursuant to which the Company sold 7 units for gross proceeds to the Company of $700,000. Each unit consists of

          (i) a $100,000 promissory note bearing interest at 10% per annum, payable the earlier of nine months from the issuance date, or the closing of an initial public offering of the Company's securities and

          (ii) 30,000 shares of the Company's common stock.

ITEM 27. EXHIBITS

     The following exhibits are filed as part of this Registration Statement with the Securities and Exchange Commission pursuant to Item 601 of Regulation S-B. All exhibits refer to S.M.A. Real Time Inc. unless otherwise indicated.


EXHIBIT
NUMBER    DESCRIPTION
-------   -----------------------------------------------------------------------------------------------------------
  *1.1     --   Form of Underwriting Agreement
  *1.2     --   Form of Representative's Warrant Agreement
  *1.3     --   Form of Representative's Warrant (included in the form of Representative's Warrant Agreement)
  *3.1     --   Certificate of Incorporation, filed with the Department of State of New York on May 26, 1993
  *3.2     --   Certificate of Amendment to Certificate of Incorporation filed with the Department of State of New
                York on November 18, 1998
  *3.3     --   Certificate of Amendment to Certificate of Incorporation filed with the Department of State of New
                York on April 16, 1999
  *3.4     --   Certificate of Amendment to Certificate of Incorporation filed with the Department of State of New
                York authorizing preferred stock
  *3.5     --   By-Laws
  *4.1     --   Specimen Common Stock Certificate
  *5.1     --   Opinion of Stephen M. Robinson, P.A.
 *10.1     --   Form of Indemnification Agreement between Registrant and each of its officers and directors

EXHIBIT
NUMBER    DESCRIPTION
-------   -----------------------------------------------------------------------------------------------------------
 *10.2     --   1999 Stock Incentive Plan
 *10.3     --   Employment Agreement with Michael Morrissey
 *10.4     --   Employment Agreement with David Satin
 *10.5     --   Employment Agreement with Eli Friedman
 *10.6     --   Employment Agreement with Larry Trosko
 *10.7     --   Consulting Agreement with Edvardo Bissiccio
 *10.8     --   Lease dated December 27, 1993, amended June 29, 1995 between The Rector Church-Wardens and Vestrymen of Trinity Church in the City of New York, and Registrant
 *10.9     --   Lease dated June 1, 1995 between Dominick Incantalupo and Fly Films, Inc.
 *10.10    --   Standard Contractor Agreement dated April 15, 1999 between Children's Television Workshop and SMA
                Video, Inc.
 *10.11    --   Production Facilities Agreement dated October 15, 1998 between ESPN, Inc. and Registrant
 *10.12    --   Promissory Note dated August 15, 1995 to David Satin and Michael Morrissey from S.M.A. Real Time Inc.
 *10.13    --   Form of Promissory Note aggregating $700,000 issued to purchasers of Units in May 1999
 *10.14    --   Form of Equipment Lease with Charter Financial, Inc.
 *10.15    --   Form of Equipment Lease with Terminal Marketing Company
 *10.16    --   Form of Equipment Lease with Independent Resources, Inc.
 *10.17    --   Form of Business Ready Credit Agreement with Citibank
 *10.18    --   Form of Business Loan Agreement with Citibank
 *10.19    --   Form of Equipment Lease Agreement with LCA Leasing Corp.
 *10.20    --   Deleted
 *10.21    --   SMA Video, Inc. Profit Sharing Plan
 *10.22    --   Chase Manhattan Bank Standardized 401(k) Profit Sharing Plan
 *10.23    --   Union-Sponsored Multi-Employer Pension Plan
 *10.24    --   Joint Venture Agreement dated November 5, 1998 between Flicker FX Corp. and Registrant
 *10.25    --   Agreement dated July 7, 1999 between Post Force Inc., Patrick Griffith and Registrant
 *21.1     --   Subsidiaries of Registrant
 *23.1     --   Consent of Stephen M. Robinson, P.A. (Included in Exhibit 5.1)
 *23.2     --   Consent of Tabb, Conigliaro & McGann, P.C.
 *23.3     --   Consent of Darryl J. Kramer (Director Nominee)
 *23.4     --   Consent of Richard P. Aschman (Director Nominee)
 *23.5     --   Consent of Marc Goodman (Director Nominee)
 *24       --   Power of Attorney (included on page II-5)
 *27       --   Financial Data Schedule

------------------
 * Previously filed

ITEM 28. UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) of (4), or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

     For determining any liability under the Securities Act, treat each post effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of such securities at that time as the initial bona fide offering of those securities.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 12th day of October, 1999.


                                          S.M.A. REAL TIME INC.

                                          By: _____/s/ MICHAEL J. MORRISSEY_____
                                                    Michael J. Morrissey
                                               President and Chief Executive
                                                         Officer
                                               (Principal Executive Officer)

     IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------

         /s/ MICHAEL J. MORRISSEY           President, Chief Executive Officer and           October 12, 1999
------------------------------------------  Director (Principal Executive Officer)
           Michael J. Morrissey

                    *                       Executive Vice President, Secretary and          October 12, 1999
------------------------------------------  Treasurer
               David Satin

                    *                       Chief Financial Officer (Principal               October 12, 1999
------------------------------------------  Financial Officer and Principal Accounting
          Rafael A. Estevez, Jr.            Officer)


------------------
* Michael J. Morrissey,
as Power of Attorney

                                 EXHIBIT INDEX


EXHIBIT
NUMBER    DESCRIPTION
-------   -----------------------------------------------------------------------------------------------------------
  *1.1    --   Form of Underwriting Agreement
  *1.2     --   Form of Representative's Warrant Agreement
  *1.3     --   Form of Representative's Warrant (included in the form of Representatives's Warrant Agreement)
  *3.1     --   Certificate of Incorporation, filed with the Department of State of New York on May 26, 1993
  *3.2     --   Certificate of Amendment to Certificate of Incorporation filed with the Department of State of New
                York on November 18, 1998
  *3.3     --   Certificate of Amendment to Certificate of Incorporation filed with the Department of State of New
                York on April 16, 1999
  *3.4     --   Certificate of Amendment to Certificate of Incorporation filed with the Department of State of New
                York authorizing preferred stock
  *3.5     --   By-Laws
  *4.1     --   Specimen Common Stock Certificate
  *5.1     --   Opinion of Stephen M. Robinson, P.A.
 *10.1     --   Form of Indemnification Agreement between Registrant and each of its officers and directors
 *10.2     --   1999 Stock Incentive Plan
 *10.3     --   Employment Agreement with Michael Morrissey
 *10.4     --   Employment Agreement with David Satin
 *10.5     --   Employment Agreement with Eli Friedman
 *10.6     --   Employment Agreement with Larry Trosko
 *10.7     --   Consulting Agreement with Edvardo Bissiccio
 *10.8     --   Lease dated December 27, 1993, amended June 29, 1995 between The Rector Church-Wardens and Vestrymen of Trinity Church in the City of New York, and Registrant
 *10.9     --   Lease dated June 1, 1995 between Dominick Incantalupo and Fly Films, Inc.
 *10.10    --   Standard Contractor Agreement dated April 15, 1999 between Children's Television Workshop and SMA
                Video, Inc.
 *10.11    --   Production Facilities Agreement dated October 15, 1998 between ESPN, Inc. and Registrant
 *10.12    --   Promissory Note dated August 15, 1995 to David Satin and Michael Morrissey from S.M.A. Real Time Inc.
 *10.13    --   Form of Promissory Note aggregating $700,000 issued to purchasers of Units in May 1999
 *10.14    --   Form of Equipment Lease with Charter Financial, Inc.
 *10.15    --   Form of Equipment Lease with Terminal Marketing Company
 *10.16    --   Form of Equipment Lease with Independent Resources, Inc.
 *10.17    --   Form of Business Ready Credit Agreement with Citibank
 *10.18    --   Form of Business Loan Agreement with Citibank
 *10.19    --   Form of Equipment Lease Agreement with LCA Leasing Corp.
 *10.20    --   Deleted
 *10.21    --   SMA Video, Inc. Profit Sharing Plan
 *10.22    --   Chase Manhattan Bank Standardized 401(k) Profit Sharing Plan
 *10.23    --   Union-Sponsored Multi-Employer Pension Plan
 *10.24    --   Joint Venture Agreement dated November 5, 1998 between Flicker FX Corp. and Registrant
 *10.25    --   Agreement dated July 7, 1999 between Post Force Inc., Patrick Griffith and Registrant
 *21.1     --   Subsidiaries of Registrant
 *23.1     --   Consent of Stephen M. Robinson, P.A. (Included in Exhibit 5.1)
 *23.2     --   Consent of Tabb, Conigliaro & McGann, P.C.
 *23.3     --   Consent of Darryl J. Kramer (Director Nominee)
 *23.4     --   Consent of Richard P. Aschman (Director Nominee)
 *23.5     --   Consent of Marc Goodman (Director Nominee)
 *24       --   Power of Attorney (included on page II-5)
 *27       --   Financial Data Schedule

------------------
 * Previously filed